EXHIBIT 10.4

             SECOND AMENDED AND RESTATED CREDIT AGREEMENT


         This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of June 26, 1996, among BEDFORD PROPERTY INVESTORS, INC., a Maryland corporation (the "Company"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association ("BofA"); and the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually a "Bank").

           WHEREAS, BofA has previously made available to the Company a revolving credit facility upon the terms and subject to the conditions set forth in that certain Amended and Restated Credit Agreement dated as of September 14, 1995, between the Company and BofA (the "Existing Credit Agreement"), which amended and restated in full that certain Credit Agreement dated as of December 20, 1993, between the Company and BofA;

           WHEREAS, the Company has requested that BofA modify the terms of the revolving credit facility made available to the Company;

           WHEREAS, the Company has completed an equity offering whose Net Issuance Proceeds exceeded Thirty-Nine Million Dollars
  ($39,000,000.00);

           WHEREAS, BofA has agreed to make available to the Company a revolving credit facility upon the terms and subject to the conditions set forth in this Agreement, which amends and restates in full the Existing Credit Agreement; and

           WHEREAS, one or more Banks wish to acquire and assume from BofA, and BofA wishes to transfer, sell and assign, a portion of the revolving credit facility and the outstanding Loans by syndicating the revolving credit facility and the outstanding Loans. Upon syndication of the revolving credit facility and the outstanding Loans, each of the Banks, including BofA, will have a direct lender relationship with the Company in accordance with the Loan Documents, as amended from time to time. The Banks wish to designate BofA as Agent for the Banks in this syndicated credit.

           NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

      1.   Definitions.

           1.1 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

           "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling PERSON possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. In no event shall the Banks be deemed an "Affiliate" of the Company or of any Subsidiary of the Company.

           "Agent" means BofA in its capacity as agent for the Banks hereunder, and any successor agent designated under Section 9.5.

           "Agent-Related Persons" means BofA and any successor agent designated under Section 9.5, together with their respective
  Affiliates and the officers, directors, employees and agents of such Persons.

           "Agent's Payment Office" means the address for payments set forth herein for the Agent, or such other address as the Agent may from time to time specify.

           "Agreement" means this Second Amended and Restated Credit Agreement, as amended, supplemented or modified from time to time.

           "Applicable Margin" means (a) with respect to Reference Rate Loans, 25 basis points; and (b) with respect to LIBOR Rate Loans, 200 basis points.

           "Appraisal" means a real estate appraisal conducted in accordance with the Uniform Standards of Professional Appraisal Practice (as promulgated by the Appraisal Standards Board of the Appraisal Foundation), all Requirements of Law applicable to the Banks and all applicable internal policies of the Banks, prepared by the Agent or undertaken by an independent appraisal firm satisfactory to the Agent, and providing an assessment of fair market value of a parcel of property, taking into account any and all Estimated Remediation Costs.

           "Appraised Value" means, for an Approved Parcel at any time, an amount equal to the "as is" fair market value of such Approved Parcel (excluding any portion of such Approved Parcel consisting of undeveloped land, including excess land, to which no value will be assigned) established by the Agent's most recently completed Appraisal of such Approved Parcel. The Appraised Value of an Approved Parcel shall be adjusted upon the completion and review by the Banks of each Appraisal of such Approved Parcel.

           "Approved Parcel" means a Parcel satisfying all of the conditions set forth in Section 4.1.

           "Approved Parcel Value" means, for any Approved Parcel at any time, the lesser of (a) the Collateral Value of such Approved Parcel at such time and (b) the Cash Flow Value of such Approved Parcel at such time.

           "Assignee" has the meaning specified in subsection 10.8.1.

           "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external legal counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

           "Availability" means, at any time, the lesser of (a) the Total Approved Parcel Value at such time and (b) the Maximum
  Commitment Amount at such time.

           "Bank" has the meaning specified in the introductory sentence of this Agreement; BofA in its capacity as a lender hereunder is one of the Banks. Unless the context otherwise clearly requires, any reference to a "Bank" includes any such institution in its capacity as Swap Provider, and also includes any of such institution's Affiliates that may, at the time of determination, be Swap Providers.

           "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. and 101, et seq.).

           "BofA" means Bank of America National Trust and Savings Association, a national banking association.

           "Borrowing" means a borrowing hereunder consisting of Loans of the same Type made to the Company on the same day by the Banks under Article 2 and, other than in the case of Reference Rate Loans, having the same Interest Period, but does not include (a) a conversion of Loans of one Type to another Type or (b) a continuation of a Loan as a Loan of the same Type, but with a new Interest Period.

           "Borrowing Notice" means a notice substantially in the form of Exhibit A given by the Company to the Agent pursuant to
  Section 2.3.

           "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California, are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

           "Capital Adequacy Regulation" means any guideline, request or directive of any Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Bank or of any corporation controlling any Bank.

           "Cash Flow" means, as of any calendar quarter, four (4) times the sum of (i) the quarterly consolidated income from property operations for the Company and its Subsidiaries, and (ii) the consolidated depreciation and amortization of the Company and its Subsidiaries for such quarter, as evidenced by the Company s most recently delivered quarterly financial statements.

           "Cash Flow Value" means, for any Approved Parcel at any time, the maximum amount for which 74.074% of the Net Operating Income for such Approved Parcel at such time would be sufficient to amortize such amount in twenty-five (25) equal annual installments of principal and interest at a per annum rate equal to the greater of (i) 2.50% per annum above the average yield on ten-year United States treasury bonds maturing approximately ten (10) years from the date of determination (as determined from the telerate screen at the opening of business on the determination date) or (ii) 9.0%, computed on the basis of a year of 365 or 366 days, as applicable, and actual day months.

           "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act of 1980.

           "Closing Date" means the date on which all conditions precedent set forth in Section 4.2 are satisfied or waived by the Agent.

           "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

           "Collateral" means all property and interests in property and proceeds thereof now owned or hereafter acquired by the Company or one of its Subsidiaries in or upon which a Lien securing the Obligations now or hereafter exists in favor of the Banks or the Agent on behalf of the Banks, whether under this Agreement or under any other Collateral Documents executed by any such Persons and delivered to the Agent.

           "Collateral Documents" means, collectively, (i) the Mortgages, Assignments of Leases, and all other security agreements, mortgages, deeds of trust, lease assignments and other similar agreements between the Company or its Subsidiaries and the Banks or the Agent, for the benefit of the Banks, now or hereafter delivered to the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents) now or hereafter filed in accordance with the UCC (or comparable law) naming the Company or any Subsidiaries as debtor in favor of the Banks or the Agent, for the benefit of the Banks, as secured party in connection therewith, and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

           "Collateral Value" means, for any Approved Parcel at any time, 60% of the Appraised Value of such Approved Parcel at such time.

           "Commitment" means the amount of the credit and the outstanding Loans for which each Bank is obligated.

           "Contingent Obligation" means, as to any Person, (a) any Guaranty Obligation of that Person, and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person in respect of (i) any letter of credit or similar instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or (ii) any Swap Contract. The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of "Guaranty Obligation") be deemed equal to the maximum reasonably anticipated liability in respect thereof.

           "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

           "Controlled Group" means the Company and all Persons
  (whether or not incorporated) under common control or treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code.

           "Conversion Date" means any date on which the Company elects to convert a Reference Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Reference Rate Loan.

           "Conversion/Continuation Notice" means a notice substantially in the form of Exhibit B given by the Company to the Agent pursuant to Section 2.4.

           "Covenant Debt Service" means, at any time, the amount necessary to amortize the aggregate amount of secured Indebtedness and commercial unsecured Indebtedness of the Company and its Subsidiaries (as evidenced by negotiable instruments or other written agreements; and based on the most recently received consolidated balance sheet, and including as Indebtedness all then-outstanding but undrawn Letters of Credit) in twenty-five (25) equal annual installments of principal and interest at a per annum rate equal to the greater of (i) 2.50% per annum above the average yield on ten-year United States treasury bonds maturing approximately ten (10) years from the date of determination (as determined from the telerate screen at the opening of business on the determination date) or (ii) 9.0%, computed on the basis of a year of 365 or 366 days, as applicable, and actual day months.

           "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied) constitute an Event of Default.

           "Disposition" means the sale, lease, conveyance or other disposition of any Approved Parcel, other than (i) leases of an Approved Parcel to third-party tenants in the ordinary course of business or (ii) sales or other dispositions expressly permitted under
  Section 7.2.

           "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (ii) a Person that is primarily engaged in the business of commercial banking and is an Affiliate of a Bank, or (iii) any Person approved by Majority Banks and Agent.

           "Entitled Land" means unimproved real Property satisfying all of the following conditions: (a) the Company s intended use of such real Property is permissible under the applicable general plan or its equivalent, (b) such intended use is permissible under any applicable specific plan, zoning classification and development agreement, (c) such real Property has access to roads and utilities adequate for the Company s intended use, and (d) the Company intends to improve such real property within twenty-four (24) months of its acquisition.

           "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Laws or for injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in or from an Approval Parcel, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws.

           "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including CERCLA, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

           "Environmental Permits" has the meaning specified in subsection 5.12(b).

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and regulations promulgated thereunder.

           "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b), 414(c) or 414(m) of the Code.

           "ERISA Event" means (a) a Reportable Event with respect to a Qualified Plan or a Multi-employer Plan; (b) withdrawal by the Company or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multi-employer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multi-employer Plan subject to Title IV of ERISA;
  (e) failure by the Company or any member of the Controlled Group to make required contributions to a Qualified Plan or Multi-employer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multi-employer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate;
  (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which the Company or any Subsidiary of the Company may be directly or indirectly liable; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which the Company or any member of the Controlled Group may be directly or indirectly liable.

           "Estimated Remediation Costs" means all costs associated with performing work to remediate contamination of real property or groundwater, including engineering and other professional fees and expenses, costs to remove, transport and dispose of contaminated soil, costs to "cap" or otherwise contain contaminated soil, and costs to pump and treat water and monitor water quality.

           "Event of Default" means any of the events or circumstances specified in Section 8.1.

           "Event of Loss" means, with respect to any Approved Parcel, any of the following: (a) any loss, destruction or damage of such Approved Parcel; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such Approval Parcel or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Approved Parcel, or confiscation of such Approved Parcel or the requisition of the use of such Approved Parcel.

           "Federal Funds Rate" means, for any day, the rate published by the Federal Reserve Bank of New York for the preceding Business Day as "Federal Funds (Effective) ; (or, if not published, the arithmetic mean of the rates for overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day quoted by three brokers of Federal Funds in New York City as determined by the Agent).

           "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereof.

           "Funds from Operations" means, for any fiscal quarter, the net income of the Company for such quarter, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization, after adjustments for unconsolidated ventures.

           "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the circumstances as of the date of determination.

           "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

           "Guaranty Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

           "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material or toxic substance, or petroleum or petroleum derived substance or waste.

           "Indebtedness" of any Person means, without duplication,
  (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services; (c) all reimbursement obligations with respect to surety bonds, letters of credit and similar instruments (in each case, to the extent material or non-contingent); (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (g) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above.

           "Indemnified Liabilities" has the meaning specified in
  Section 10.5.

           "Indemnified Person" has the meaning specified in
  Section 10.5.

           "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case (a) and (b) undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

           "Interest Payment Date" means the first day of each month following disbursement of the initial Loan.

           "Interest Period" means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day the Loan is disbursed or continued or on the Conversion Date on which the Loan is converted to a LIBOR Rate Loan and ending on the date thirty (30), sixty (60), ninety (90) or one hundred eighty (180) days, or one (1) year, thereafter, as selected by the Company in its Borrowing Notice or Conversion/Continuation Notice; provided that:

                (a) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day; and

                (b)  any Interest Period pertaining to a LIBOR Rate
        Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

           "Lending Office" means, as to any Bank, the office specified as its "Lending Office" opposite its name on the signature pages hereto, or such other office as such Bank may specify to the Company and the Agent from time to time.

           "Letter of Credit" means a letter of credit issued by BofA for the Company's account pursuant to Article 2.

           "LIBOR" means the per annum rate of interest, rounded upward, if necessary, to the nearest 1/16th of one percent (0.0625%), at which the Agent s London Branch, London, England, would offer U.S. dollar deposits in amounts and for periods comparable to those of the applicable LIBOR Rate Loan and Interest Period to major banks in the London U.S. dollar inter-bank market at approximately 11:00 a.m., London time, on the first Business Day after the Company s rate election.

           "LIBOR Rate" means, for each Interest Period in respect of any LIBOR Rate Loan, the per annum rate of interest, rounded upward, if necessary, to the nearest 1/100th of one percent, determined by the following formula:

                                         LIBOR
                LIBOR Rate =
                                (1.00 - Reserve Percentage)

           "LIBOR Rate Loan" means a Loan that bears interest based on the LIBOR Rate.

           "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the lessor's interest under a capital lease (determined in accordance with GAAP), any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement under the UCC or any comparable law naming the owner of the asset to which such lien relates as debtor) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease (determined in accordance with GAAP).

           "Loan" means an extension of credit by a Bank to the Company pursuant to Article 2, and may be a Reference Rate Loan or a LIBOR Rate Loan.

           "Loan Documents" means this Agreement, the Revolving Notes, the Collateral Documents, and all documents delivered to the Agent, on behalf of the Banks, in connection therewith.

           "Major Tenant" means, with respect to any Parcel, a tenant occupying ten percent (10%) or more of the net rentable area of the improvements located on such Parcel.

           "Majority Banks" means at any time at least two Banks then holding at least 66-2/3% of the then aggregate unpaid principal amount of the Loans (or, if no principal amount is then outstanding, at least two banks then having at least 66-2/3% of the unborrowed Commitments); provided, however, that if at any time there is only one Bank, then such one Bank shall constitute Majority Banks.

           "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U or X of the Federal Reserve Board.

           "Material Adverse Effect" means a material adverse change in, or a material adverse effect upon, any of (a) the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole;
  (b) the ability of the Company to perform under any Loan Document and avoid any Event of Default; (c) the legality, validity, binding effect or enforceability of any Loan Document; or (d) the perfection or priority of any Lien granted to the Agent under any of the Collateral Documents.

           "Maturity Date" means July 1, 1999.

           "Maximum Commitment Amount" means, at any time (a) during the period from the Closing Date through and including June 30, 1998, an amount equal to $100,000,000.00, and (b) during any calendar month during the period from and after July 1, 1998, commencing on the first day of each such month, an amount equal to (i) the Maximum Commitment Amount during the immediately preceding calendar month less (ii) the principal component of the payment amount that would amortize the Maximum Commitment Amount during the immediately preceding calendar month in equal monthly installments over the period from the first day of such calendar month to July 1, 2018, at a per annum rate of interest equal to the greater of (x) 2.50% per annum above the average yield on ten-year United States treasury bonds maturing approximately ten (10) years from the date of determination (as determined from the telerate screen at the opening of business on the determination date) or (y) 9.0%, computed on the basis of a year of 365 or 366 days, as applicable, and actual day months, subject to the provisions of
  Section 2.5.

           "Mortgage" means any deed of trust, mortgage or other document creating a Lien on real property or any interest in real property as security for the Obligations.

           "Multi-employer Plan" means a "multi-employer plan" (within the meaning of Section 4001(a)(3) of ERISA) to which any member of the Controlled Group (i) makes, is making, or is obligated to make contributions, or (ii) during the preceding three calendar years has made, or has been obligated to make, contributions.

           "Net Issuance Proceeds" means, in respect of any issuance of debt (including secured debt) or equity, cash proceeds and non-cash proceeds received or receivable in connection therewith, net of reasonable out-of-pocket costs and expenses paid or incurred in connection therewith (excluding amounts payable to the Company or any Affiliate of the Company).

           "Net Operating Income" means, for any Approved Parcel as of any calendar quarter:

           either (a) if such Approved Parcel has been owned by either the Company or any Subsidiary for at least three (3) consecutive calendar quarters for which quarterly operating statements have been delivered to the Banks, the sum of (i) two (2) times the quarterly gross income (before capital expenditures) for such Approved Parcel, as evidenced by the most recently received quarterly operating statements for such Approved Parcel, and
        (ii) the quarterly gross income (before capital expenditures) for such Approved Parcel for the two (2) consecutive quarters immediately preceding the quarter for which the most recently received quarterly operating statements relate, as evidenced by the quarterly operating statements for such quarters, or (b) if such Approved Parcel has been owned by either the Company or any Subsidiary for at least two (2) consecutive calendar quarters for which quarterly operating statements have been delivered to the Banks but fewer than three (3) consecutive calendar quarters for which quarterly operating statements have been delivered to the Banks, the sum of (i) the quarterly gross income (before capital expenditures) for such Approved Parcel for the two (2) most recent consecutive calendar quarters, as evidenced by the quarterly operating statements for such Approved Parcel for such quarters, and (ii) one-half (1/2) of the annual gross income for such Approved Parcel for the year in which the determination is made, based on the proforma cash flow statement set forth in the Appraisal for such Approved Parcel, or (c) if such Approved Parcel has been owned by either the Company or any Subsidiary for fewer than two (2) full calendar quarters for which quarterly operating statements have been delivered to the Banks, the annual gross income for such Approved Parcel for the year in which the determination is made, based on the pro forma cash flow statement set forth in the Appraisal for such Approved Parcel, less either (d) if such Approved Parcel has been owned by either the Company or any Subsidiary for at least four (4) consecutive calendar quarters for which quarterly operating statements have been delivered to the Banks, the aggregate amount of actual operating expenses other than capital expenditures relating to such Approved Parcel for the immediately preceding four (4) consecutive calendar quarters, as evidenced by the most recently received quarterly operating statements for such Approved Parcel and the quarterly operating statements for the three (3) immediately preceding quarters, or (e) if such Approved Parcel has been owned by either the Company or any Subsidiary for fewer than four (4) full calendar quarters for which quarterly operating statements have been delivered to the Banks, the aggregate amount of annual operating expenses other than capital expenditures relating to such Approved Parcel for the year in which the determination is made, based on the pro forma cash flow statement set forth in the Appraisal for such Approved Parcel, less (f) $2.00 per square foot of net rentable area of office space actually under lease on the first day of such calendar quarter in such Approved Parcel, representing capital expenditures for office space, less (g) $0.80 per square foot of net rentable area of retail space actually under lease on the first day of such calendar quarter in such Approved Parcel, representing capital expenditures for retail space, less (h) $0.40 per square foot of net rentable area of research and development (other than office) space actually under lease on the first day of such calendar quarter in such Approved Parcel, representing capital expenditures for research and development (other than office) space, less (i) $0.25 per square of flexible industrial (other than research and development or warehouse) space actually under lease on the first day of such calendar quarter in such Approved Parcel, representing capital expenditures for flexible industrial (other than research and development or warehouse) space, less (j) $0.07 per square foot of net rentable area of warehouse space actually under lease on the first day of such calendar quarter in such Approved Parcel, representing capital expenditures for warehouse space.

           "Net Proceeds" means proceeds in cash, checks or other cash equivalent financial instruments as and when received by the Person making a Disposition, net of: (a) the reasonable direct costs relating to such Disposition (excluding amounts payable to the Company or any Affiliate of the Company), (b) sale, use or other transaction taxes paid or payable as a result thereof, and (c) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition. "Net Proceeds" shall also include proceeds paid on account of any Event of Loss, net of (i) all money actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

           "Notice of Lien" means any "notice of lien" or similar document intended to be filed or recorded with any court, registry, recorder's office, central filing office or other Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a Lien securing obligations owing to a Governmental Authority.

           "Obligations" means all Loans and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing from the Company to the Agent, any Bank or any other Person required to be indemnified under any Loan Document, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, and arising under this Agreement or under any other Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

           "Ordinary Course of Business" means, in respect of any transaction involving the Company or any Subsidiary of the Company, the ordinary course of such Person's business, substantially as conducted by any such Person prior to or as of the Closing Date, and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

           "Organization Documents" means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation, and (b) for any partnership, the partnership agreement, statement or certificate of partnership and any fictitious business name or other filing relating to such partnership.

           "Parcel" means (a) a parcel of real property (i) that is owned in fee by the Company or (ii) that is ground leased by the Company and (b) any parcel of real property owned in fee by any of the Subsidiaries listed in part (a) of Schedule 5.16.

           "Participant" has the meaning specified in subsection 10.8.3.

           "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

           "Permitted Encumbrances" means, with respect to any Parcel, all matters to which the Agent consents in writing as exceptions to the Title Policy covering such Parcel.

           "Permitted Liens" has the meaning specified in Section 7.1.

           "Person" means an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture or Governmental Authority.

           "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or any member of the Controlled Group sponsors or maintains or to which the Company or any member of the Controlled Group makes, is making or is obligated to make contributions, and includes any Multi-employer Plan or Qualified Plan.

           "Property" means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

           "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal rounded to the ninth decimal place) at such time of such Bank's share of the credit and the outstanding Loans.

           "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under
  Section 401(a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multi-employer Plan.

           "Reference Rate" means the per annum rate of interest publicly announced from time to time by the Agent at San Francisco, California, as its "Reference Rate." The Reference Rate is set by the Agent based on various factors, including the Agent's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing loans. The Agent may price loans at, above or below the Reference Rate. Any change in the Reference Rate shall take effect on the day specified in the public announcement of such change.

           "Reference Rate Loan" means a Loan that bears interest based on the Reference Rate.

           "Release Price" means, with respect to an Approved Parcel, the amount, if any, necessary to reduce the aggregate principal amount outstanding on the Loans to the Availability (computed without regard to the Approved Parcel for which the Company is seeking release), determined on the date of the Company's request to the Agent that the Banks release their Lien on such Approved Parcel.

           "Reportable Event" means, as to any Plan, (a) any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC, (b) a withdrawal from a Plan described in Section 4063 of ERISA, or (c) a cessation of operations described in Section 4062(e) of ERISA.

           "Requirement of Law" means, as to any Person, any law
  (statutory or common), treaty, rule or regulation, or any determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

           "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for "eurocurrency liabilities," as defined in Federal Reserve Board Regulation D. The Reserve Percentage shall be expressed in decimal form and rounded upward, if necessary, to the nearest 1/100th of one percent, and shall include marginal, emergency, supplemental, special and other reserve percentages.

           "Responsible Officer" means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility or, with respect to financial matters, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

           "Revolving Note" means a promissory note of the Company payable to the order of a Bank in substantially the form of Exhibit C, and any amendments, supplements, modifications, renewals, replacements, consolidations and extensions thereof, evidencing the aggregate indebtedness of the Company to a Bank resulting from Loans made by such Bank pursuant to this Agreement; Revolving Notes means, at any time, all of the Revolving Notes executed by the Company in favor of a Bank outstanding at such time.

           "SEC" means the Securities and Exchange Commission, or any successor thereto.

           "Solvent" means, as to any Person at any time, that (a) the fair value of the Property of such Person is greater than the amount of such Person's liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(31) of the Bankruptcy Code and, in the alternative, for purposes of the California Uniform Fraudulent Transfer Act and any other applicable fraudulent conveyance statute;
  (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

           "Specified Swap Contract" means any Swap Contract made or entered into at any time, or in effect at any time, whether as a result of assignment or transfer or otherwise, between the Company and any Swap Provider, which Swap Contract is entered into for the purpose of mitigating interest rate or currency exchange risk relating to any Loan and as to which the Company s final scheduled payment is not later than the Maturity Date.

           "Specified Swap Exposure" means, at any time, an amount equal to the sum of (a) ten percent (10%) of the notional amount of each interest rate Specified Swap Contract outstanding at such time, and (b) three percent (3%) of the notional amount of each interest rate floor or interest rate collar Specified Swap Contract outstanding at such time.

           "Specified Swap Obligations" has the meaning specified in
  Section 8.5.

           "Subsidiary" of a Person means any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

           "Supermajority Banks" means at any time at least two Banks then holding at least 86% of the then aggregate unpaid principal amount of the Loans (or, if no principal amount is then outstanding, at least two banks then having at least 86% of the unborrowed Commitments); provided, however, that if at any time there is only one Bank, then such one Bank shall constitute Supermajority Banks.

           "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

           "Swap Provider" means any Bank, or any Affiliate of any Bank, that is at the time of determination a party to a Swap Contract with the Company.

           "Tangible Net Worth" has the meaning specified in
  Section 7.10(b).

           "Title Policy" means any policy of title insurance required pursuant to this Agreement.

           "Total Approved Parcel Value" means, at any time, the sum of the Approved Parcel Values for all of the Approved Parcels at such time.

           "Transferee" has the meaning specified in subsection 9.8.3.

           "Type" means, in connection with a Loan, the characterization of such loan as a Reference Rate Loan or a LIBOR Rate Loan.

           "UCC" means the Uniform Commercial Code as in effect in any jurisdiction, as the same may be amended, modified or supplemented from time to time.

           "Unfunded Pension Liabilities" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to section 412 of the Code for the applicable plan year.

           1.2  Other Interpretive Provisions.

                1.2.1  Use of Defined Terms.  Unless otherwise
  specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

                1.2.2  Certain Common Terms.

                (a) The Agreement. The words "hereof," "herein," "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, schedule and exhibit references are to this Agreement unless otherwise specified.

                (b) Documents. The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                (c) Including. The term "including" is not limiting and means "including without limitation."

                (d) Performance. Whenever any performance obligation hereunder (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding," and the word "through" means "to and including". If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking or not taking such action.

                (e) Contracts. Unless otherwise expressly provided in this Agreement, references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

                (f) Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

                (g) Captions. The captions and headings of this Agreement are for convenience of reference only, and shall not affect the construction of this Agreement.

                (h) Independence of Provisions. The parties acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

                (i) Exhibits. All of the exhibits attached to this Agreement are incorporated herein by this reference.

                1.2.3  Accounting Principles.

                (a) Accounting Terms. Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

                (b) Fiscal Periods. References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

      2.   The Credit.

           2.1 Amount and Terms of Commitment. Each Bank severally agrees, on the terms and subject to the conditions hereinafter set forth,

                (a) to make Loans to the Company from time to time on any Business Day during the period from the Closing Date to the Maturity Date for the purpose of (i) facilitating the Company's acquisition of improved real property, and (ii) financing the Company's operations, in an aggregate amount not to exceed at any time outstanding such Bank's Pro Rata Share of the Availability, and

                (b) to fund drawings on any Letters of Credit that BofA issues for the Company's account from time to time, in an aggregate amount not to exceed at any time outstanding such Bank's Pro Rata Share of the amount of such drawing.

  BofA agrees to issue Letters of Credit for the Company s account on any Business Day during the period from the Closing Date to the date that is six (6) months prior to the Maturity Date, for any purpose directly related to the Company s continuing operations, in an aggregate amount not to exceed Ten Million Dollars ($10,000,000.00) at any time outstanding; provided, however, that no Letter of Credit shall have an expiry date later than the earlier of (i) twelve (12) months after the date on which such Letter of Credit is issued or
  (ii) 180 days prior to the Maturity Date. Notwithstanding any contrary provision of this Agreement, the aggregate principal amount of all outstanding Loans shall not at any time exceed the Availability, and the aggregate amount of outstanding but undrawn Letters of Credit shall be considered a portion of the principal amount outstanding on the Loans for purposes of determining (x) the amount of Availability remaining available for disbursement and
  (y) mandatory repayments under Section 2.6.2. Within the limits of the Availability, and subject to the other terms and conditions hereof, the Company may borrow under this Section 2.1, repay pursuant to Section 2.6 and reborrow pursuant to this Section 2.1.

           2.2  Loan Accounts.

                (a) The Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank and the Agent in the ordinary course of business. The loan accounts or records maintained by the Agent and each Bank shall be conclusive absent manifest error of the amounts of the Loans made by the Banks to the Company and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

                (b) The Loans made by each Bank shall be evidenced by a Revolving Note payable to the order of such Bank in an amount equal to such Bank's Pro Rata Share of the Maximum Commitment Amount on the Closing Date. Such Bank may endorse on the schedule annexed to its Revolving Note the date, amount and maturity of each Loan that it makes (which shall not include undrawn amounts on outstanding Letters of Credit, but shall include the amounts of any drawings on outstanding Letters of Credit), the purpose of the Loan, the amount of each payment of principal that the Company makes with respect thereto and the source of the funds from which each principal payment is made. The Company irrevocably authorizes each Bank to endorse its Revolving Note, and such Bank's record shall be conclusive absent manifest error; provided, however, that any Bank's failure to make, or its error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the Company's obligations to such Bank hereunder or under its Revolving Note.

           2.3 Procedure for Obtaining Credit. Each Borrowing shall be made and each Letter of Credit shall be issued upon the irrevocable written notice (including notice via facsimile confirmed immediately by a telephone call) of the Company in the form of a Borrowing Notice (which notice must be received by the Agent prior to 9:30 a.m., San Francisco time, (i) three (3) Business Days prior to the requested borrowing date, in the case of LIBOR Rate Loans, or (ii) on the requested borrowing date, in the case of Reference Rate Loans), or
  (iii) five (5) Business Days prior to the requested issuance date of a Letter of Credit, specifying:

                (a) the amount of the Borrowing or the Letter of Credit, which in the case of a Borrowing shall be in an aggregate minimum principal amount of (i) Two Hundred Fifty Thousand dollars ($250,000) for Reference Rate Loans, and (ii) One Million dollars ($1,000,000) for any LIBOR Rate Loans;

                (b) the requested borrowing or Letter of Credit issuance date, which shall be a Business Day;

                (c) in the case of a Borrowing, the Type of Loans comprising the Borrowing;

                (d)  in the case of a Borrowing comprised of LIBOR
        Rate Loans, the duration of the Interest Period applicable to the Loans. If the Borrowing Notice fails to specify the duration of the Interest Period for a Borrowing comprised of LIBOR Rate Loan, such Interest Period shall be thirty (30) days.

  Notwithstanding the foregoing provisions of this Section 2.3, any amount drawn under a Letter of Credit shall, from and after the date on which such drawing is made, constitute a Borrowing for all purposes under this Agreement (including accrual and payment of interest and repayment of principal) other than disbursement of Loan proceeds under this Section 2.3. Unless the Majority Banks otherwise agree, during the existence of a Default or Event of Default, the Company may not elect to have a Loan made as, or converted into or continued as, a LIBOR Rate Loan. After giving effect to any Loan, there shall not be more than eight (8) different Interest Periods in effect.

           2.4  Conversion and Continuation Elections.

                2.4.1 The Company may, upon irrevocable written notice to the Agent in accordance with subsection 2.4.2:

                (a) elect to convert, on any Business Day, any Reference Rate Loans (or any part thereof in an amount not less than $1,000,000.00) into LIBOR Rate Loans;

                (b) elect to convert on any Interest Payment Date any LIBOR Rate Loans maturing on such Interest Payment Date (or any part thereof in an amount not less than $1,000,000.00) into Reference Rate Loans; or

                (c) elect to renew on any Interest Payment Date any LIBOR Rate Loans maturing on such Interest Payment Date (or any part thereof in an amount not less than $1,000,000.00);

  provided, that if the aggregate amount of LIBOR Rate Loans in respect of any Borrowing shall have been reduced, by payment, prepayment or conversion of part thereof, to less than $1,000,000.00, such LIBOR Rate Loans shall automatically convert into Reference Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, LIBOR Rate Loans shall terminate.

                2.4.2 The Company shall deliver by telex, cable or facsimile, confirmed immediately in writing, a Notice of Conversion/Continuation (which notice must be received by the Agent not later than 9:30 a.m. San Francisco time, (i) at least three (3) Business Days prior to the Conversion Date or continuation date, if the Loans are to be converted into or continued as LIBOR Rate Loans, or (ii) on the Conversion Date, if the Loans are to be converted into Reference Rate Loans) specifying:

                (a) the proposed Conversion Date or continuation date;

                (b) the aggregate amount of Loans to be converted or continued;

                (c) the nature of the proposed conversion or continuation; and

                (d) if the Company elects to convert a Reference Rate Loan into a LIBOR Rate Loan or elects to continue a LIBOR Rate Loan, the duration of the Interest Period applicable to such Loan. If the Conversion/Continuation Notice fails to specify the duration of the Interest Period for a LIBOR Rate Loan, such Interest Period shall be thirty (30) days.

                2.4.3 If upon the expiration of any Interest Period applicable to LIBOR Rate Loans the Company has failed to select a new Interest Period to be applicable to LIBOR Rate Loans, or if any Default or Event of Default shall then exist, the Company shall be deemed to have elected to convert LIBOR Rate Loans into Reference Rate Loans effective as of the expiration date of such current Interest Period.

                2.4.4 Notwithstanding any other provision contained in this Agreement, after giving effect to any conversion or continuation of any Loans, there shall not be more than eight (8) different Interest Periods in effect.

           2.5 Voluntary Termination or Reduction of Commitment. The Company may, upon not less than ninety (90) days' prior written notice to the Agent, terminate the Banks' commitment to make Loans to the Company or issue Letters of Credit for the Company's account, or permanently reduce the Maximum Commitment Amount by a minimum amount of $1,000,000.00 or any multiple of $1,000,000.00 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the aggregate principal amount of the then-outstanding Loans and the then-outstanding but undrawn Letters of Credit would exceed the Availability. Once reduced in accordance with this Section 2.5, the Maximum Commitment Amount may not be increased. Any reduction of the commitment amounts shall be applied to each Bank according to its Pro Rata Share. No commitment or extension fees paid prior to the effective date of any reduction of the Maximum Commitment Amount or termination of the Bank's commitment to make Loans to the Company or issue Letters of Credit for the Company's account shall be refunded.

           2.6  Principal Payments.

                2.6.1 Optional Repayments. Subject to Section 3.4, the Company may, at any time or from time to time, upon at least one (1) Business Day's prior written notice to the Agent, ratably prepay Loans in part in an amount not less than $250,000.00; provided, however, that subject to the provisions of Sections 2.5 and 2.12, the Company shall not repay the Loans in full prior to the Maturity Date, and there shall be deemed outstanding at all times prior to the Maturity Date principal in the amount of at least $10.00 to the extent necessary to maintain the liens granted in the Collateral Documents. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be repaid. The Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank's Pro Rata Share of such prepayment. If the Company gives a prepayment notice to the Agent, such notice is irrevocable and the prepayment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date, if required by the Agent, on the amount prepaid and all amounts required to be paid pursuant to Section 3.4.

                2.6.2  Mandatory Repayments.

                (a) Availability Limit. Should the aggregate principal amount of the outstanding Loans at any time exceed the Availability, the Company shall immediately repay such excess to the Agent, for the account of the Banks; provided, however, that in the event that the aggregate amount of outstanding but undrawn Letters of Credit exceeds the Availability, the Company shall deliver cash collateral to the Agent in the amount of such excess.

                (b) Approved Parcel Dispositions. If the Company or any of its Subsidiaries shall at any time or from time to time agree to enter into a Disposition, or shall suffer an Event of Loss in which the anticipated Net Proceeds exceed $250,000.00, then (i) the Company shall promptly notify the Agent of such proposed Disposition or such Event of Loss (including the amount of the estimated Net Proceeds to be received by the Company or its Subsidiary in respect thereof) and
  (ii) promptly upon receipt by the Company or its Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Company shall ratably repay the Loans in an aggregate amount equal to the Release Price, in the case of a Disposition, or the amount of such Net Proceeds, in the case of an Event of Loss.

                (c) Application of Repayments. Any repayments pursuant to this subsection 2.6.2 shall be (i) subject to Section 3.4, and (ii) applied first to any Reference Rate Loans then outstanding and then to LIBOR Rate Loans with the shortest Interest Periods remaining. Notwithstanding any contrary provision of this subsection 2.6.2, but subject to the provisions of Section 2.5, there shall be deemed outstanding on the Loans at all times prior to the Maturity Date principal in the amount of at least $10.00 to the extent necessary to maintain the liens granted in the Collateral Documents.

                2.6.3 Repayment at Maturity. The Company shall repay the principal amount of all outstanding Loans on the Maturity Date or, if earlier, upon termination of the Banks commitment pursuant to
  Section 2.5.

           2.7  Interest.

                2.7.1 Accrual Rate. Subject to subsection 2.7.3, each Loan shall bear interest on the outstanding principal amount thereof from the date when made (which, in the case of a drawing on a Letter of Credit, is the date of such drawing) until it becomes due at a rate per annum equal to the LIBOR Rate or the Reference Rate, as the case may be, plus the Applicable Margin.

                2.7.2 Payment. Interest on each Loan shall be payable in arrears on each Interest Payment Date. Interest shall also be payable on the date of any repayment of Loans pursuant to subsections 2.6.1 and 2.6.2 for the portion of the Loans so repaid and upon payment (including prepayment) in full thereof, if required by the Agent, and, during the existence of any Event of Default, interest shall be payable on demand.

                2.7.3 Default Interest. Commencing (i) ten (10) Business Days after the occurrence of any Event of Default under subsection 8.1.3 or (ii) upon the occurrence of any other Event of Default, and continuing thereafter while such Event of Default exists, or after maturity or acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Obligations due and unpaid, at a rate per annum which is determined by adding 3% per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Reference Rate plus 3.75%; provided, however, that, on and after the expiration of any Interest Period applicable to any LIBOR Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Reference Rate plus 3.75%.

                2.7.4 Maximum Legal Rate. Notwithstanding any contrary provision this Agreement, the Company's obligations to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that such Bank's contracting for or receiving such payment would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that such Bank may lawfully contract for, charge or receive, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

           2.8 Fees. The Company shall pay to the Agent, for the account of the Banks (based on an allocation agreed to by the Banks):
  (a) on the Closing Date a one-time commitment fee equal to $200,000.00; and (b) for the period from and after the first anniversary of the Closing Date, an unused commitment fee equal to 0.25% per annum of the difference between the Maximum Commitment Amount and the average daily amount outstanding hereunder, measured quarterly and payable quarterly in arrears on each October 1, January 1, April 1, and July 1, commencing October 1, 1997.

           2.9 Computation of Fees and Interest. All computations of interest and fees under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, which results in more interest or fees being paid than if computed on the basis of a 365-day year. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof. Any change in the interest rate on a Loan resulting from a change in the Reference Rate or the Reserve Percentage shall become effective as of the opening of business on the day on which such change in the Reference Rate or the Reserve Percentage becomes effective. Each determination of an interest rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Banks in the absence of manifest error.

           2.10  Payments by the Company.

                2.10.1 All payments (including prepayments) to be made by the Company on account of principal, interest, fees and other amounts required hereunder shall be made without set off or counterclaim and shall, except as otherwise expressly provided herein, be made to the Agent for the account of the Banks at the Agent's Payment Office, in dollars and in immediately available funds, no later than 10:00 a.m. San Francisco time on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received. Any payment received by the Agent later than 12:00 p.m. San Francisco time shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

                2.10.2 Subject to the provisions set forth in the definition of the term "Interest Period," whenever any payment hereunder is stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

                2.10.3 Unless the Agent receives notice from the Company prior to the date on which any payment is due and payable to the Banks that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such date an amount equal to the amount then due and payable to such Bank. If and to the extent the Company has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand the amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

           2.11  Payments by the Banks to the Agent.

                2.11.1 Unless the Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one (1) Business Day prior to the date of such Borrowing, that such Bank will not make available to the Agent, for the account of the Company, the amount of that Bank's Pro Rata Share of the Borrowing as and when required hereunder, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the borrowing date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Bank shall, on the Business Day following such borrowing date, make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this
  Section 2.11 shall be conclusive absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

                2.11.2 The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any borrowing date.

           2.12 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Obligations owing to it any payment (whether voluntary, involuntary, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded, and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (other than the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.

           2.13 Security; Appraisal of Approved Parcels. All obligations of the Company under this Agreement, the Revolving Notes and all other Loan Documents shall be secured in accordance with the Collateral Documents. At any time and from time to time the Agent shall have the right to obtain a new Appraisal of any Approved Parcel; provided, however, that so long as no Event of Default has occurred and remains uncured, the Company shall pay the cost of only one such Appraisal of each Approved Parcel during any twelve (12) consecutive calendar month period. Not more often than once during any calendar year, the Company may request, in writing, that the Agent obtain a new Appraisal of one or more of the Approved Parcels at the Company's sole expense.

           2.14  Release of Lien on Approved Parcel.

                2.14.1 Release Conditions. The Agent shall reconvey and release its Lien on an Approved Parcel upon the Company's satisfaction of all of the following conditions precedent:

                (a) The Company shall have submitted to the Agent a written request that the Agent reconvey and release its Lien on such Approved Parcel;

                (b) The Company shall have paid to the Agent, for the account of the Banks, the lesser of (i) the Release Price for such Approved Parcel, or (ii) the then-outstanding aggregate principal amount of the Loans;

                (c) There shall have occurred no Default or Event of Default that remains uncured, and the Agent shall have received a certificate to that effect signed by a Responsible Officer;

                (d) The Approved Parcel to be reconveyed constitutes a legally separable and transferable lot or parcel under all applicable laws, ordinances, rules and regulations relating to the subdivision or parceling of real property and the transfer thereof; and

                (e) Upon the Agent's request, the Agent has been furnished, at the Company's sole cost, with a CLTA form 111 indorsement or such other indorsements to any Title Policy as the Agent may require, assuring the Agent that the reconveyance will not result in the subordination of the lien of any Mortgage as to the remaining Approved Parcels to any other lien or claim affecting any such Approved Parcels.

  The foregoing conditions precedent are solely for the benefit of the Agent and the Banks, any may be waived in a writing signed by the Agent, with the consent of the Majority Banks, and in no other manner.

                2.14.2  Application of Release Price.  The Release
  Price of each Approved Parcel shall be applied, in the Agent s sole discretion, first to any amounts due hereunder other than interest or principal then due and payable, then to interest then due, and then to the prepayment of principal (first to any Reference Rate Loans then outstanding and then to LIBOR Rate Loans with the shortest Interest Periods remaining).

           2.15 Tenant Documents. The Company shall deliver to the Agent (or cause any Subsidiary to deliver to the Agent), within sixty
  (60) days after the recording of a Mortgage encumbering a Parcel for the benefit of the Agent and the Banks: (a) estoppel certificates or subordination agreements, in form and substance satisfactory to the Agent, executed by (i) each tenant of such Parcel whose lease covers at least 15,000 square feet of net rentable area and (ii) tenants whose leases, in the aggregate, cover at least eighty percent (80%) of the net rentable area of the improvements located on such Parcel; and
  (b) nondisturbance and attornment agreements, in form and substance satisfactory to the Agent, executed by tenants whose leases, in the aggregate, cover at least eighty percent (80%) of the net rentable area of the improvements located on such Parcel. In the event that the Company fails to deliver such estoppel certificates, subordination agreements or nondisturbance and attornment agreements to the Agent within such sixty (60) day period, such Parcel shall, at the option of the Majority Banks exercised by written notice from the Agent to the Company within sixty (60) days after the expiration of the sixty-day period within which Borrower is required to comply with the provisions of this Section 2.15, cease to be an Approved Parcel. Upon such written notice from the Agent, the Availability shall be adjusted to reflect such change and the Company shall repay to the Agent, for the benefit of the Banks, within thirty (30) days after such written notice from the Agent, any amounts payable pursuant to
  Section 2.6.2(a). The Banks shall be deemed to have waived their right to cause a Parcel to cease to be an Approved Parcel pursuant to this Section 2.15 if the Banks fail to act within sixty (60) days after the end of the period within which the Company is required to comply with the provisions of this Section 2.15.

           2.16 Collateral Documents. If (a) any provision of any Collateral Document shall for any reason cease to be valid and binding on or enforceable against the Company or any Subsidiary of the Company party thereto, or the Company or any Subsidiary of the Company shall so state in writing or bring an action to limit its obligations or liabilities thereunder or (b) any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens and Permitted Encumbrances, the Parcel encumbered by such Collateral Document shall, at the option of the Majority Banks, immediately cease to be an Approved Parcel, the Availability shall immediately be adjusted to reflect such change and the Company shall repay to the Agent, for the benefit of the Banks, within thirty (30) days after notice from the Agent, any amounts payable pursuant to
  Section 2.6.2(a).

      3.   Taxes, Yield Protection and Illegality.

           3.1 Taxes. If any taxes (other than taxes on a Bank's net income) are at any time imposed on any payments under or in respect of this Agreement or any instrument or agreement required hereunder, including payments made pursuant to this Section 3.1, the Company shall pay all such taxes and shall also pay to the Agent, for the account of the applicable Bank, at the time interest is paid, all additional amounts which such Bank specifies as necessary to preserve the yield, after payment of such taxes, that such Bank would have received if such taxes had not been imposed.

           3.2  Illegality.

                (a) If any Bank determines that (i) the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or (ii) any central bank or other Governmental Authority has asserted that it is unlawful, for such Bank or its applicable Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Bank to the Company and the Agent, the obligation of such Bank to make LIBOR Rate Loans shall be suspended until such Bank shall have notified the Company and the Agent that the circumstances giving rise to such determination no longer exist.

                (b) If any Bank determines that it is unlawful to maintain any LIBOR Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full all LIBOR Rate Loans of that Bank then outstanding, together with interest accrued thereon and any amounts required to be paid in connection therewith pursuant to
        Section 3.4, either on the last day of the Interest Period thereof, if such Bank may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Bank may not lawfully continue to maintain such LIBOR Rate Loans.

                (c)  Notwithstanding any contrary provision of
        Section 2.1, if the Company is required to prepay any LIBOR Rate Loan immediately as provided in subsection 3.2(b), then concurrently with such prepayment the Company shall borrow a Reference Rate Loan from the affected Bank in the amount of such repayment.

                (d) If the obligation of any Bank to make or maintain LIBOR Rate Loans has been terminated, the Company may elect, by giving notice to such Bank through the Agent, that all Loans which would otherwise be made by such Bank as LIBOR Rate Loans shall instead be Reference Rate Loans.

                (e) Before giving any notice to the Agent or the Company pursuant to this Section 3.2, the affected Bank shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation would avoid the need for giving such notice or making such demand and would not, in the judgment of such Bank, be illegal or otherwise disadvantageous to such Bank.

           3.3  Increased Costs and Reduction of Return.

                (a) If any Bank determines that, due to either (i) the introduction of, or any change (other than a change by way of imposition of, or increase in, reserve requirements included in the Reserve Percentage) in or in the interpretation of, any law or regulation or (ii) the compliance by such Bank (or its Lending Office) or any Corporation controlling such Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any LIBOR Rate Loans, then the Company shall be liable for, and shall from time to time, upon demand therefor by such Bank with a copy to the Agent, pay to the Agent for the account of such Bank such additional amounts as are sufficient to compensate such Bank for such increased costs.

                (b) If any Bank determines that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or
        (iv) compliance by such Bank (or its Lending Office), or any corporation controlling such Bank, with any Capital Adequacy Regulation affects or would affect the amount of capital that such Bank or any corporation controlling such Bank is required or expected to maintain, and such Bank (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of any of its loans, credits or obligations under this Agreement, then, upon demand of such Bank to the Company through the Agent, the Company shall immediately pay to the Agent, for the account of such Bank, from time to time as specified by such Bank, additional amounts sufficient to compensate such Bank for such increase.

           3.4 Funding Losses. The Company agrees to pay to the Agent, from time to time, for the account of the Banks, any amount that would be necessary to reimburse the Banks for, and to hold the Banks harmless from, any loss or expense which the Banks may sustain or incur as a consequence of:

                (a) the failure of the Company to make any payment or prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

                (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Borrowing Notice or a Conversion/Continuation Notice;

                (c) the failure of the Company to make any prepayment after the Company has given a notice in accordance with Section 2.5;

                (d)  the prepayment (including pursuant to
        Section 2.5.2) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto;

                (e) the conversion pursuant to subsection 2.4 of any LIBOR Rate Loan to a Reference Rate Loan on a day that is not the last day of the respective Interest Period;

  including any such loss or expense arising from the liquidation or reemployment of funds obtained to maintain the LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by the Company to the Agent, for the account of the Banks, under this Section 3.4, each LIBOR Rate Loan (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the LIBOR Rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the applicable offshore dollar interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

           3.5 Inability to Determine Rates. If any Bank determines that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR Rate applicable pursuant to subsection 2.7.1 for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Bank of funding such Loan, such Bank will forthwith give notice of such determination to the Company through the Agent. Thereafter, the obligation of such Bank to make or maintain LIBOR Rate Loans hereunder shall be suspended until such Bank revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Borrowing Notice or Conversion/Continuation Notice then submitted by it. If the Company does not revoke such notice, the affected Bank shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Reference Rate Loans instead of LIBOR Rate Loans.

           3.6 Certificate of Bank. Any Bank, if claiming reimbursement or compensation pursuant to this Article 3, shall deliver to the Company through the Agent a certificate setting forth in reasonable detail the amount payable to such Bank hereunder, and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

           3.7 Survival. The agreements and obligations of the Company in this Article 3 shall survive the payment and performance of all other Obligations.

      4.   Conditions Precedent.

           4.1 Conditions to Approving Parcels. A Parcel shall be considered an Approved Parcel for purposes of this Agreement upon satisfaction of all of the following conditions precedent:

                4.1.1 Fee Ownership; Satisfactory Parcel; Permitted Use. The Company or a Subsidiary owns fee title to such Parcel, and such Parcel is satisfactory to the Supermajority Banks in their sole and absolute discretion. The improvements located on such Parcel are and will be used solely for office, industrial, warehouse, research and development, or neighborhood or regional shopping center purposes.

                4.1.2 No Hazardous Materials. Such Parcel shall be free from all Hazardous Materials, including asbestos, other than commercially reasonable quantities of Hazardous Materials typically used in properties similar to such Parcel and permitted by all applicable Environmental Laws, and the Agent shall have received evidence in form and substance satisfactory to the Supermajority Banks of such Parcel's compliance with this condition.

                4.1.3 Appraised Value. An Appraised Value shall have been established for such Parcel.

                4.1.4 No Liens. Such Parcel and all related personal property is (or at the time a Mortgage is recorded against such Parcel it shall be) free and clear of all Liens other than (i) ground leases as to which the Company is the lessee or (ii) Liens securing nondelinquent taxes or assessments.

                4.1.5 Deliveries to the Agent. The Agent shall have received each of the following in form and substance satisfactory to the Agent:

                     (1) a current ALTA survey of such Parcel and Surveyor's Certification, including a complete legal description;

                     (2)  copies of all exceptions to title with
        respect to such Parcel;

                     (3)  at the Agent s request, copies of any
        available plans and specifications for any improvements located on such Parcel;

                     (4) an environmental site assessment for such Parcel, dated as of a recent date, prepared by a qualified firm acceptable to the Agent, stating, among other things, that such Parcel is free from Hazardous Materials other than commercially reasonable quantities of Hazardous Materials typically used in properties similar to such Parcel, and that any such Hazardous Materials located thereon and all operations conducted thereon are in compliance with all Environmental Laws and showing any Estimated Remediation Costs;

                     (5)  at the Agent s request, copies of all
        leases and contracts not cancellable on thirty (30) days notice and a rent roll relating to all or any portion of such Parcel;

                     (6)  At the Agent s request, financial
        statements for any Major Tenant that are available to the Company;

                     (7) an operating report for such Parcel for not less than the four (4) most recent consecutive quarters, together with a projection of the operating results for such Parcel for the following twelve (12) months;

                     (8)  a certificate concerning the amount of
        space at such Parcel devoted to office, retail, industrial, research and development (other than office) and flexible industrial (other than research and development or warehouse) uses signed by the Company and, if such Parcel is owned by a Person other than the Company, such other Person, substantially in the form of Exhibit D;

                     (9) at the Agent s request, a cost budget for any anticipated renovation of such Parcel;

                     (10) if such Parcel is owned by a Person other than the Company, copies of all of such Person's Organization Documents;

                     (11)  a duly executed Mortgage, financing
        statement(s) and assignment of contracts covering such Parcel;

                     (12) such certificates relating to the authority of the Persons signing the documents required under
        Section 4.1.5(11) as the Agent may reasonably request;

                     (13) at the Agent s request, a written opinion of counsel to the Company and the Person signing the documents required under Section 4.1.5(11) practicing in the jurisdiction in which such Parcel is located (which counsel shall be acceptable to the Agent) covering such matters relating to the Company, such other Person, the Loans and such Parcel as the Agent may require;

                     (14) such consents, subordination agreements and other documents and instruments executed by tenants and other Persons party to material contracts relating to such Parcel as the Agent may request;

                     (15) certificates of insurance and loss payable endorsements for all policies required pursuant to Section 6.6, showing the same to be in full force and effect with respect to such Parcel; and

                     (16) all other documents reasonably required by the Agent.

                4.1.6 Recording of the Mortgage. The Mortgage relating to such Parcel shall have been duly recorded in the official records of the jurisdiction in which such Parcel is located.

                4.1.7 Title insurance. The Company shall, at its sole expense, have delivered to the Agent an ALTA form extended coverage lender's policy of title insurance, or evidence of a commitment therefor satisfactory to the Agent, in form, substance and amount, and issued by one or more insurers, reasonably satisfactory to the Agent, together with all indorsements and binders thereto reasonably required by the Agent, naming the Agent as the insured, insuring the Mortgage relating to such Parcel to be a valid first priority lien upon such Parcel, and showing such Parcel subject only to such Mortgage and the Permitted Encumbrances.

                4.1.8 Filing of Financing Statements. Financing statement(s) shall have been filed with all of the officials necessary, in the Agent's sole judgment, to perfect the security interests created by the Mortgage relating to such Parcel and all related personal property.

                4.1.9 Perfection of Liens. The Agent shall have received satisfactory evidence that all other actions necessary, or in the Agent's sole judgment desirable, to perfect and protect the first priority security interests for the benefit of the Agent created by the Collateral Documents have been taken.

                4.1.10 Tax Reporting Service. The Company shall, at its sole expense, have delivered to the Agent evidence of a contract with a property tax reporting service for such Parcel for a period of not less than thirty (30) years.

                4.1.11 Costs. The Company shall have paid to the Agent all amounts payable pursuant to Section 10.4 in connection with such Parcel and the Mortgage relating to such Parcel.

                4.1.12 Expenses. The Agent shall have received satisfactory evidence that the Company has paid all title insurance premiums, tax service charges, documentary stamp or intangible taxes, recording fees and mortgage taxes payable in connection with such Parcel, the recording of the Mortgage relating to such Parcel or the issuance of the Title Policy (whether due on the recording date of the Mortgage or in the future) including sums due in connection with any future advances.

           4.2 Conditions of Initial Loan. The obligation of the Banks to make the initial Loan after the Closing Date is subject to the satisfaction of all of the following conditions precedent:

                4.2.1 Deliveries to the Agent. The Agent shall have received, on or before the Closing Date, all of the following in form and substance satisfactory to the Agent and its counsel:

                (a) this Agreement and the Revolving Notes executed by the Company;

                (b) copies of the resolutions of the board of directors of the Company approving and authorizing the execution, delivery and performance by the Company of this Agreement and the other Loan Documents to be delivered hereunder, and authorizing the borrowing of the Loans, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company;

                (c)  a certificate of the Secretary or Assistant
        Secretary of the Company certifying the names and true signatures of the officers of the Company authorized to execute and deliver, as applicable, this Agreement and all other Loan Documents to be delivered hereunder;

                (d) the articles or certificate of incorporation of the Company as in effect on the Closing Date, certified by the Secretary of State of the state of incorporation of the Company as of a recent date and by the Secretary or Assistant Secretary of the Company as of the Closing Date; and

                (e) a good standing certificate for the Company from the Secretary of State of (i) its state of incorporation and (ii) each state in which an Approved Parcel is situated, evidencing that the Company is qualified to do business as a foreign corporation in said state as of a recent date, together with bringdown certificates by telex or telefacsimile dated the Closing Date;

                (f) an opinion of Bartko, Zankel, Tarrant & Miller, or other counsel to the Company acceptable to the Agent, addressed to the Agent, substantially in the form of Exhibit E;

                (g) a certificate signed by a Responsible Officer, dated as of the Closing Date, stating that (i) the representations and warranties contained in Article 5 are true and correct on and as of such date, as though made on and as of such date; (ii) no Default or Event of Default exists or would result from the initial Loan; and (iii) there has occurred since March 31, 1996, no event or circumstance that could reasonably be expected to result in a Material Adverse Effect;

                (h) a certified copy of financial statements of the Company and its Subsidiaries referred to in Section 5.11;

                (i) such other approvals, opinions or documents as the Agent may request;

                (j) such assurance as the Agent may require that the validity and priority of any Mortgage encumbering a Parcel prior to the Closing Date has not been and will not be impaired by this Agreement or the transactions contemplated by it, including but not limited to, a 110.5 Endorsement to be attached to each policy of title insurance insuring the lien of a Mortgage; and

                (k) fully executed and acknowledged originals of a recordable modification agreement (the "Short Form Modification Agreement") in the form attached as Exhibit G hereto to be recorded in each county in which a Mortgage encumbering a Parcel has been recorded prior to the Closing Date.

                4.2.2 Payment of Expenses. The Company shall have paid all costs, accrued and unpaid fees and expenses incurred by the Agent, to the extent then due and payable, on the Closing Date, including Attorney Costs incurred by the Agent, to the extent invoiced prior to or on the Closing Date, together with such additional amounts of Attorney Costs as shall constitute a reasonable estimate of Attorney Costs incurred or to be incurred through the closing proceedings, provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Agent, including any such costs, fees and expenses arising under or referenced in Section 9.4.

                4.2.3 Payment of Fees. The Company shall have paid to the Agent, for the account of the Banks, the commitment fee owing pursuant to Section 2.8.

           4.3 Conditions to All Borrowings. The obligation of the Banks to make any Loan (including the initial Loan) is subject to the satisfaction of all of the following conditions precedent on the relevant borrowing date:

                4.3.1  Initial Approved Parcel.  At least one (1)
  Parcel shall have become an Approved Parcel by satisfying all of the conditions of Section 4.1.

                4.3.2 Notice of Borrowing. The Agent shall have received a Borrowing Notice.

                4.3.3 Continuation of Representations and Warranties. The representations and warranties made by the Company contained in
  Article 5 shall be true and correct on and as of such borrowing date with the same effect as if made on and as of such borrowing date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

                4.3.4 No Existing Default. No Default or Event of Default shall exist or shall result from such Loan.

                4.3.5 No Future Advance Notice. The Agent shall not have received from the Company any notice that any Collateral Document will no longer secure future advances or future Loans to be made or extended under this Agreement.

                4.3.6 Further Assurances. The Company shall have executed and acknowledged (or caused to be executed and acknowledged) and delivered to the Agent all documents and taken all actions, reasonably required by the Agent or the Banks from time to time to confirm the rights created or now or hereafter intended to be created by the Loan Documents, or otherwise to carry out the purposes of the Loan Documents and the transactions contemplated thereunder.

                4.3.7  Title Insurance.  The Agent shall have
  received, in form and substance satisfactory to the Banks, from any title insurer who issued a Title Policy, all indorsements, binders and modifications to such policy or policies reasonably required by the Banks.

  Each Borrowing Notice submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such Borrowing Notice and as of the date of each Loan, that the conditions in Section 4.3 are satisfied.

           4.4 Letters of Credit. In addition to the conditions set forth in Sections 4.2 and 4.3, BofA s obligation to issue any Letter of Credit is subject to the satisfaction of all of the following conditions precedent on the relevant issuance date:

                4.4.1 The Company shall have executed and delivered to the Agent an application and agreement for standby letter of credit on the BofA's standard form.

                4.4.2 The Company shall have paid to the Agent, for the benefit of the Banks, a letter of credit fee in the aggregate amount of 2.00% per annum on the face amount of the requested Letter of Credit and based on the expiry date set forth therein.

      5. Representations and Warranties. The Company represents and warrants to the Agent and each of the Banks that:

           5.1 Corporate Existence and Power. The Company and each of its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification; (c) has the power and authority, and has obtained all governmental licenses, authorizations, consents and approvals needed, to own its assets, to carry on its business and to execute, deliver and perform its obligations under the Loan Documents; and (d) is in compliance with all Requirements of Law; except, in each case referred to in clause (b) or clause (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

           5.2 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and any other Loan Document have been duly authorized by all necessary corporate action, and do not and will not:

                (a)  contravene the terms of any of the Company's
        Organization Documents;

                (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its Property is subject; or

                (c)  violate any Requirement of Law.

           5.3 Governmental Authorization. No approval, consent, exemption, authorization or other action by, or notice to or filing with, any Governmental Authority (except for recordings or filings in connection with the Liens granted to the Agent under the Collateral Documents) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any other Loan Document.

           5.4 Binding Effect. This Agreement and each other Loan Document constitute the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

           5.5  Litigation.  Except as specifically disclosed in
  Schedule 5.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company or any of its Subsidiaries or any of their respective Properties which (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, or (b) if determined adversely to the Company or one or more of its Subsidiaries would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

           5.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. Neither the Company nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

           5.7 ERISA Compliance. Each Plan and Multi-employer Plan is in full compliance with applicable Requirements of Law, including ERISA, and no ERISA Events or accumulated funding deficiencies within the meaning of ERISA have occurred with respect to any Qualified Plan or Multi-employer Plan that, in the aggregate, could result in a Material Adverse Effect.

           5.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 6.11, and are intended to be and shall be used in compliance with Section 7.6.

           5.9 Title to Properties. The Company and each of its Subsidiaries has good record and marketable title in fee simple to all real Property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the Property of the Company and its Subsidiaries is subject to no Liens that are not disclosed in the most recent financial statements delivered to the Agent other than Permitted Liens and, with respect to a Property that does not serve as Collateral for any of the Obligations (i) Liens securing the performance of obligations under recorded covenants, conditions and restrictions, easements or other agreements among adjoining landowners, and (ii) Liens securing purchase money financing of fixtures and equipment, or securing other indebtedness that in the aggregate does not exceed $100,000.

           5.10 Taxes. The Company and its Subsidiaries have filed all federal and other material tax returns and reports required to be filed, and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their Properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, and no Notice of Lien has been filed or recorded. There is no proposed tax assessment against the Company or any of its Subsidiaries that would, if the assessment were made, have a Material Adverse Effect.

           5.11  Financial Condition.

                 (a) The unaudited consolidated financial statements of the Company and its Subsidiaries dated March 31, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the quarter ended on that date:

           (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

           (ii) are complete, accurate and fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

           (iii) except as specifically disclosed in Schedule 5.11, show all material Indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

           (b)  Since March 31, 1996, there has been no Material
        Adverse Effect.

           5.12  Environmental Matters.

                (a)  Except as specifically disclosed in Schedule
        5.12, to the best knowledge of the Company the on-going operations of the Company and each of its Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which would not (if enforced in accordance with applicable law) result in liability in excess of $50,000 in the aggregate.

                (b)  Except as specifically disclosed in
        Schedule 5.12, the Company and each of its Subsidiaries has obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for its ordinary course operations, all such Environmental Permits are in good standing, and the Company and each of its Subsidiaries is in compliance with all material terms and conditions of such Environmental Permits.

                (c)  Except as specifically disclosed in Schedule
        5.12, none of the Company, any of its Subsidiaries or any of their respective present Property or operations is subject to any outstanding written order from, or agreement with, any Governmental Authority, or subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material.

                (d)  Except as specifically disclosed in
        Schedule 5.12, to the best knowledge of the Company there are no Hazardous Materials or other conditions or circumstances existing with respect to any Parcel, or arising from operations of the Company or any of its Subsidiaries prior to the Closing Date, that would reasonably be expected to give rise to Environmental Claims with a potential liability of the Company and its Subsidiaries in excess of $50,000 in the aggregate for any such condition, circumstance or Parcel. In addition, (i) neither the Company nor any of its Subsidiaries has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and (ii) the Company and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

           5.13 Regulated Entities. Neither the Company nor any Person controlling the Company is (a) an "Investment Company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute or regulation limiting its ability to incur Indebtedness.

           5.14 No Burdensome Restrictions. The Company is not a party to, or bound by, any Contractual Obligation, or subject to any charter or corporate restriction or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.

           5.15 Solvency. The Company is Solvent and each of its Subsidiaries is Solvent.

           5.16 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of
  Schedule 5.16, and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of
  Schedule 5.16.

           5.17 Brokers; Transaction Fees. Neither the Company nor any of its Subsidiaries has any obligation to any Person in respect of any finder's, broker's or investment banker's fee in connection with the transactions contemplated hereby.

           5.18 Insurance. The Properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where the Company or such Subsidiary operates.

           5.19 Full Disclosure. None of the representations or warranties made by the Company or any of its Subsidiaries in the Loan Documents, as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any of its Subsidiaries in connection with the Loan Documents, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

      6. Affirmative Covenants. The Company covenants and agrees that, so long as any Bank shall have any obligation hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Agent, on behalf of the Majority Banks, waives compliance in writing:

           6.1 Financial Statements. The Company shall deliver to each of the Banks, in form and detail satisfactory to the Agent:

                (a) as soon as publicly available, but not later than 120 days after the end of each calendar year, a copy of the audited consolidated balance sheet of the Company and its consolidated subsidiaries as at the end of such year and the related consolidated statements of income, shareholders' equity and cash flows for such calendar year, setting forth in each case in comparative form the figures for the previous year, and accompanied by the opinion of a nationally recognized independent public accounting firm stating that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years;

                (b) as soon as publicly available, but not later than 60 days after the end of each calendar quarter of each year, a copy of the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, certified by an appropriate Responsible Officer as being complete and correct and fairly presenting the financial position and results of operations of the Company and the Subsidiaries in accordance with GAAP;

                (c) as soon as available, but not later than 45 days after the end of each calendar quarter of each year, operating statements and rent rolls for each Property securing the Loans, certified by an appropriate Responsible Officer as being complete and correct and fairly presenting the financial position and the results of operations of the Company and the Subsidiaries in accordance with GAAP, together with any additional information relating to any such Property reasonably requested by the Agent; and

                (d) as soon as available, but not later than 60 days after the end of each semi-annual period ending on June 30 and December 31, rolling two-year consolidated cash flow projections for the Company and each of its Subsidiaries, certified by an appropriate Responsible Officer of the Company as being complete and correct in all material respects.

           6.2 Certificates; Other Information. The Company shall furnish to the Agent, with sufficient copies for each Bank:

                (a) concurrently with the delivery of the financial statements referred to in subsections 6.1(a) and (b) above, a certificate of a Responsible Officer (i) stating that, to the best of such officer's knowledge, the Company, during such period, has observed and performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified (by applicable subsection reference) in such certificate, and (ii) showing in detail the calculations supporting such statement in respect of Sections 2.6.2(a), 7.10,
        7.11 and 7.17;

                (b) promptly after the same are sent, copies of all financial statements and reports which the Company sends to its shareholders; and promptly after the same are filed, copies of all financial statements and regular, periodical or special reports which the Company may make to, or file with, the SEC or any successor or similar Governmental Authority; and

                (c) promptly, such additional business, financial, corporate affairs and other information as the Agent may from time to time reasonably request.

           6.3  Notices.  The Company shall promptly notify the Agent:

                (a) upon, but in no event later than ten (10) days after, becoming aware of (i) the occurrence of any Default or Event of Default, and (ii) the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

                (b) of (i) any breach or non-performance of, or any default under, any Contractual Obligation of the Company or any of its Subsidiaries which could result in a Material Adverse Effect; and (ii) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority;

                (c)  of the commencement of, or any material
        development in, any litigation or proceeding affecting the Company or any Subsidiary (i) in which the amount of damages claimed is $500,000 or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or
        (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

                (d) upon, but in no event later than ten (10) days after, becoming aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company or any Subsidiary or any of their Properties pursuant to any applicable Environmental Laws, (ii) all other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining or in the vicinity of any Property of the Company or any Subsidiary that could reasonably be anticipated to cause such property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws;

                (e) of any of the following ERISA events affecting the Company or any member of its Controlled Group (but in no event more than ten (10) days after such event), together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any member or its Controlled Group with respect to such event:

           (i)  an ERISA Event;

           (ii) the adoption of any new Plan that is subject to Title IV of ERISA or section 412 of the Code by any member of the Controlled Group;

           (iii) the adoption of any amendment to a Plan that is subject to Title IV of ERISA or section 412 of the Code, if such amendment results in a material increase in benefits or Unfunded Pension Liabilities; or

           (iv) the commencement of contributions by any member of the Controlled Group to any Plan that is subject to Title IV of ERISA or section 412 of the Code;

                (f) any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Company delivered to the Agent pursuant to subsection 6.1(a);

                (g) of any change in accounting policies or financial reporting practices by the Company or any of its Subsidiaries within ten (10) days of their adoption; and

                (h) of any notice of redemption given with respect to any or all of the Company s preferred shares, within ten (10) days of the date of such notice.

  Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein, and stating what action the Company proposes to take with respect thereto and at what time. Each notice under subsection 6.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

           6.4 Preservation of Corporate Existence, Etc. Subject to the provisions of Section 7.2, the Company shall, and shall cause each of its Subsidiaries to:

                (a) preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

                (b) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business; and

                (c)  use its reasonable efforts, in the Ordinary
        Course of Business, to preserve its business organization.

           6.5 Maintenance of Property. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

           6.6 Insurance. In addition to insurance requirements set forth in the Collateral Documents, the Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its Properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including workers' compensation insurance, public liability insurance, property and casualty insurance and rental interruption insurance, the amount of which shall not be reduced by the Company in the absence of thirty
  (30) days' prior notice to the Agent. All casualty insurance covering an Approved Parcel maintained by the Company and its Subsidiaries shall name the Agent, as agent for the Banks, as loss payee, and all liability, rental interruption and other insurance covering an Approved Parcel maintained by the Company and its Subsidiaries shall name the Agent, as agent for the Banks, as additional insured as its interest may appear. Upon request of the Agent, the Company shall furnish the Agent at reasonable intervals (but not more often than once per calendar year) a certificate of a Responsible Officer of the Company (and, if requested by the Agent any insurance broker for the Company) setting forth the nature and extent of all insurance maintained by the Company and its Subsidiaries in accordance with this
  Section 6.6 or any Collateral Documents (and which, in the case of a certificate of a broker, were placed through such broker).

           6.7 Payment of Obligations. The Company shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

                (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the imposition of a Lien on, or the forfeiture or sale of, any Property of the Company or any of its Subsidiaries) and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

                (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the imposition of a Lien on, or the forfeiture or sale of, any Property of the Company or any of its Subsidiaries) and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and

                (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

           6.8 Compliance with Laws. The Company shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business or any of its Property, except such as may be contested in good faith or as to which a bona fide dispute may exist.

           6.9 Inspection of Property and Books and Records. The Company shall maintain, and shall cause each of its Subsidiaries to maintain, proper books of record and account in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiaries. The Company shall permit, and shall cause each of its Subsidiaries to permit, representatives of the Agent or any Bank to visit and inspect any of their respective Properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers and independent public accountants, all at the expense of the Company (which shall include all internal or outside legal and other consultant fees and other out-of-pocket expenses incurred by the Agent or any of the Banks in connection with any such inspection, but shall not include the Agent s or any Bank's normal overhead or employee costs of administering the Loans) and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice. No actions by the Agent or any Bank pursuant to this Section 6.9 shall unreasonably interfere with (a) the performance by the Company's employees of their duties or
  (b) the occupancy of any of the Company's tenants.

           6.10 Environmental Laws. The Company shall, and shall cause each of its Subsidiaries to, conduct its operations and keep and maintain its Property in compliance with all Environmental Laws whose violation could, individually or in the aggregate, result in liability in excess of $250,000. Upon the written request of the Agent or any Bank, the Company shall submit, and cause each of its Subsidiaries to submit, to the Agent, with sufficient copies for each Bank, at the Company's sole cost and expense, at reasonable intervals, a report providing an update of the status of any environmental, health or safety compliance, hazard or liability issue identified in any notice or report required pursuant to subsection 6.3(d), that could, individually or in the aggregate, result in liability in excess of $250,000.

           6.11  Use of Proceeds.  Subject to the provisions of
  Section 3.2(c), the Company shall use the proceeds of the Loans solely for the purpose of (i) facilitating the Company s acquisition of improved real property (subject to the provisions of Section 7.12), and (ii) financing the Company's operating expenses.

           6.12 Solvency. The Company shall at all times be, and shall cause each of its Subsidiaries to be, Solvent.

           6.13 Further Assurances. Promptly upon request by the Agent, the Company shall (and shall cause any of its Subsidiaries to) do such further acts, and execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all deeds, conveyances, security agreements, deeds of trust, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments, as the Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and the Banks the rights granted or now or hereafter intended to be granted to the Agent or the Banks under any Loan Document or under any other document executed in connection therewith.

      7. Negative Covenants. The Company hereby covenants and agrees that, so long as any Bank shall have any obligation hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Agent, on behalf of the Majority Banks, waives compliance in writing:

           7.1 Limitation on Liens. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of the Collateral, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

                (a)  any Lien created under any Loan Document;

                (b) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 6.7, provided that no Notice of Lien has been filed or recorded; or

                (c)  carriers', warehousemen's, mechanics',
        landlords', materialmen's, repairmen's or other similar Liens arising in the Ordinary Course of Business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto.

           7.2 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

                (a)  any Subsidiary of the Company may merge with
        (i) the Company, provided that the Company shall be the continuing or surviving corporation, or (ii) any one or more subsidiaries of the Company, provided that if any transaction shall be between a Subsidiary and a wholly-owned Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving corporation; and

                (b) any Subsidiary of the Company may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or another wholly-owned Subsidiary of the Company;

  provided, however, that so long as the continuing or surviving corporation remains liable for all of the Company's obligations to the Banks under the Loan Documents, the Agent and the Banks shall not unreasonably withhold their consent to any merger or consolidation of the Company or any of its Subsidiaries with or into any other Person.

           7.3 Loans and Investments. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, make any advance, loan, extension of credit or preferred capital contribution to any Person, including any Affiliate of the Company, or enter into any partnership, joint venture, limited liability company or similar entity with any non-Affiliate of the Company, except for (a) loans to tenants for tenant improvements in a maximum principal amount of $1,500,000 for any such loan and (b) loans to employees of the Company to finance their purchase of Company stock, where such employee loans are reported on the Company s financial statements in a manner that does not affect the Company s total assets, total liabilities or net worth.

           7.4 Limitation on Indebtedness. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to any unsecured Indebtedness in an aggregate principal amount in excess of $2,500,000.00, except accounts payable to trade creditors for goods and services and current operating liabilities (not the result of the borrowing of money) incurred in the Ordinary Course of Business of the Company or such Subsidiary in accordance with customary terms and paid within the specified time.

           7.5 Transactions with Affiliates. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Company or of any such Subsidiary, except (a) as expressly permitted by this Agreement, or
  (b) in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of the Company or such Subsidiary; in each case (a) and (b), upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

           7.6 Use of Proceeds. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Securities and Exchange Act of 1934 or any regulations promulgated thereunder, or (v) to purchase or redeem any equity security (including any preferred shares) issued by the Company.

           7.7 Contingent Obligations. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except endorsements for collection or deposit in the Ordinary Course of Business.

           7.8 Creation of Subsidiaries. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, (i) form any additional Subsidiaries other than wholly-owned Subsidiaries, or
  (ii) enter into any additional partnership, joint venture or similar business arrangement with any Person.

           7.9  Compliance with ERISA.   The Company shall not, and
  shall not suffer or permit any of its Subsidiaries to, (i) terminate any Plan subject to Title IV of ERISA so as to result in any material (in the opinion of the Agent) liability to the Company or any ERISA Affiliate, (ii) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a material (in the opinion of the Agent) liability to any member of the Controlled Group, (iii) make a complete or partial withdrawal (within the meaning of ERISA
  Section 4201) from any Multi-employer Plan so as to result in any material (in the opinion of the Agent) liability to the Company or any ERISA Affiliate, (iv) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which could result in any material (in the opinion of the Agent) liability to any member of the Controlled Group, or (v) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially (in the opinion of the Agent) to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan.

           7.10 Debt to Tangible Net Worth Ratio. The Company shall not at any time permit the ratio of (a) its total consolidated liabilities (including as liabilities all then-outstanding but undrawn Letters of Credit) to (b) its total consolidated stockholders' equity (excluding as assets (i) any loans to tenants for tenant improvements and (ii) goodwill and other intangible assets, and valuing all real Property at the lower of book or market value (where market value is based on the most recent Appraisal for each Approved
  Parcel))( Tangible Net Worth ) to be greater than the ratio set forth below with respect to any fiscal quarter during the corresponding period set forth below:

                     Period                        Ratio

           On or before the second
           anniversary of the Closing Date         1.00

           From and after the second
           anniversary of the Closing Date         0.75


           7.11 Debt Service Coverage Ratio. The Company shall not permit the ratio of (a) its Cash Flow to (b) its Covenant Debt Service at any time to be less than the ratio set forth below with respect to any fiscal quarter during the corresponding period set forth below:

                     Period                        Ratio

           On or before the first
           anniversary of the Closing Date         1.40

           From and after the first
           anniversary of the Closing Date         1.50


           7.12 Change in Business. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the date hereof.

           7.13 Accounting Changes. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any of its consolidated Subsidiaries.

           7.14 Limitation on Dividends. The Company shall not, during any fiscal quarter, declare or pay dividends to its shareholders (including the holders of any of its preferred shares) in an aggregate amount exceeding ninety-five percent (95%) of the average amount of the Company's Funds From Operations during the two (2) consecutive calendar quarters immediately preceding the declaration date of any such dividend; provided, however, that for the calendar quarter in which any equity offering is completed and the next two (2) consecutive calendar quarters, the Company may pay dividends to its shareholders that exceed, in the aggregate, the foregoing limitation so long as such dividend payments (i) on any new issue of common stock do not exceed the rate at which the Company pays dividends on its other common stock and (ii) on any new issue of preferred stock do not exceed the minimum amount needed to pay the required dividend on such preferred stock.

           7.15 Development Activity. The Company shall not, and shall not permit any of its Subsidiaries to, engage in real estate development activity other than projects involving at any time aggregate acquisition, development and construction costs of Twenty Million Dollars ($20,000,000) or less; provided, however, that projects other than build to suit projects shall not involve at any time aggregate construction costs in excess of Ten Million Dollars ($10,000,000). For purposes of this Section 7.15, "real estate development activity" means the construction of a building shell that increases the rentable area of the improvements located on a Parcel.

           7.16 Undeveloped Land. The Company will not, and will not permit any of its Subsidiaries to, purchase undeveloped land, whether it is excess land adjacent to a Parcel or otherwise, that (a) is not Entitled Land, or (b) is encumbered by any Lien (other than a Lien for the benefit of (i) the Banks to secure the Obligations if such undeveloped land is tied to an Approved Parcel that is encumbered with a Mortgage, or (ii) the seller of such undeveloped land to secure a nonrecourse obligation in an amount not to exceed the purchase price of such undeveloped land), or (c) causes the aggregate value of undeveloped land owned by the Company and its Subsidiaries to exceed the lesser of (i) fifteen percent (15%) of the aggregate value of the consolidated net worth of the Company and its Subsidiaries, determined on a GAAP basis, or (ii) Thirty Million Dollars ($30,000,000.00).

           7.17 Tangible Net Worth. The Company shall not at any time permit its Tangible Net Worth to be less than the sum of (a) Sixty-Five Million Dollars ($65,000,000.00) plus (b) seventy-five percent (75%) of the proceeds of any equity offering of the Company after payment of the reasonable expenses of such equity offering.

      8.   Events of Default and Remedies.

           8.1 Event of Default. Any of the following shall constitute an Event of Default:

                8.1.1  Non-Payment.  The Company fails to pay,
  (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within twenty (20) days after the same shall become due, any interest, fee or any other amount payable hereunder or pursuant to any other Loan Document; or

                8.1.2 Representation or Warranty. Any representation or warranty by the Company or any of its Subsidiaries made or deemed made in this Agreement or any other Loan Document, or which is contained in any certificate, document or financial or other statement by the Company, any of its Subsidiaries or their respective Responsible Officers, furnished at any time under this Agreement or in or under any other Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                8.1.3 Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in Sections 6.1, 6.2, 6.3, 6.6, 6.9, 7.10, 7.11 or 7.17; or

                8.1.4 Other Defaults. The Company fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of twenty (20) days after the earlier of (i) the date upon which a Responsible Officer of the Company knew of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent; or

                8.1.5 Insolvency; Voluntary Proceedings. The Company or any of its Subsidiaries (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

                8.1.6 Insolvency; Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Subsidiary of the Company, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any of its Subsidiaries' Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy;
  (ii) the Company or any of its Subsidiaries admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any of its Subsidiaries acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

                8.1.7 ERISA Plans. The occurrence of any one or more of the following events with respect to the Company, provided such event or events could reasonably be expected, in the judgment of the Agent, to subject the Company to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Company with respect to a Plan:

                     (a) A Reportable Event shall occur with respect to a Plan which is, in the reasonable judgment of the Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA; or

                     (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the Company's full or partial withdrawal from a Plan; or

                8.1.8 Monetary Judgments. One or more final (non-interlocutory) judgments, orders or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not fully covered by insurance) as to any single or related series of transactions, incidents or conditions of $1,000,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of sixty (60) days after the entry thereof; or

                8.1.9 Adverse Change. There shall occur a Material Adverse Effect that continues unremedied for a period of thirty (30) days after the earlier of (i) the date upon which a Responsible Officer of the Company knew or should have known of such Material Adverse Effect or (ii) the date upon which written notice thereof is given to the Company by the Bank; or

                8.1.10 Management Changes. The Chairman of the Board or the chief executive officer of the Company resigns, is terminated or otherwise ceases to act for any reason, and such officer of the Company is not replaced with a person reasonably satisfactory to the Majority Banks within six (6) months after he ceases to hold such position.

                8.1.11 Preferred Dividend Defaults. The Company fails to pay in full any two (2) consecutive quarterly dividend payments owing to holders of the Company's preferred shares.

                8.1.12  Early Termination of a Specified Swap
  Contract. There occurs under any Specified Swap Contract an Early Termination Date (as defined in such Specified Swap Contract) resulting from (i) any event of default under such Specified Swap Contract as to which the Company is the Defaulting Party (as defined in such Specified Swap Contract) or (ii) any Termination Event (as defined in such Specified Swap Contract) as to which the Company is an Affected Party (as defined in such Specified Swap Contract), the occurrence of such Early Termination Date gives rise to a monetary obligation owing from the Company to the Swap Provider under the Specified Swap Contract, and the Company fails to pay such monetary obligation within five (5) days of such Swap Provider's demand.

           8.2 Remedies. If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Majority
  Banks:

                8.2.1 Termination of Commitment to Lend. Declare the commitment of each Bank to make Loans or the commitment of BofA to issue Letters of Credit to be terminated, whereupon such commitment shall forthwith be terminated; provided, however, that the Agent and the Banks shall continue to honor any outstanding Letter of Credit; and

                8.2.2 Acceleration of Loans. Declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

                8.2.3 Security for Letters of Credit. Require that the Company deposit with the Agent, for the benefit of the Banks, on demand and as cash security for the Company's obligations under the Loan Documents, an amount equal to the aggregate undrawn amount of all then-outstanding Letters of Credit (and the Company hereby grants to the Agent, as agent for the Banks, a security interest in any such amount deposited with the Agent (and any amount deposited with the Agent pursuant to subsection 2.5.2(a)), all earnings thereon and all proceeds thereof, and as to such amounts the Agent shall have the rights and remedies of a secured party under the California Uniform Commercial Code); provided that upon the occurrence of any event specified in subsections 8.1.5 or 8.1.6 above (in the case of clause (i) of subsection 8.1.6 upon the expiration of the 60-day period mentioned therein) such amounts shall automatically become due and payable without further act of the Agent or the Banks; and

                8.2.4 Exercise of Rights and Remedies. Exercise all rights and remedies available to it under the Loan Documents or applicable law; provided, however, that upon the occurrence of any event specified in subsections 8.1.5 or 8.1.6 above (in the case of clause (i) of subsection 8.1.6 upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans and the obligation of BofA to issue Letters of Credit shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Bank. Notwithstanding any contrary provision of any Loan Document, the Agent shall not incur any trustee or other foreclosure fees or expenses for which it will seek reimbursement from the Company under Section 9.4(b) until at least five (5) Business Days after the occurrence of an Event of Default under subsection 8.1.3; provided, however, that this restriction shall not apply to any other Event of Default. Notwithstanding any contrary provision of applicable law, not less than thirty (30) days shall elapse between the occurrence of an Event of Default and the actual sale of any Property securing the Loans, but the Agent may give any notices, commence any actions, obtain the appointment of receivers and other provisional remedies, sequester any rents, issues and profits, or exercise any of its other rights or remedies during such thirty (30) day period;

  provided, however, that upon the occurrence of an Event of Default under Section 8.1.11, the Agent may not exercise any of its remedies under Sections 8.2.2, 8.2.3 or 8.2.4 until the earlier of (i) the first date on which a notice of redemption is given with respect to any or all of the Company s preferred shares and (ii) ninety (90) days after the occurrence of such Event of Default, unless the Company cures such Event of Default during such ninety (90) day period.

           8.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

           8.4 Specified Swap Contract Remedies. Notwithstanding any contrary provision of this Article 8 (other than Section 8.5), but subject to the provisions of Section 8.5, each Swap Provider shall have with respect to any Specified Swap Contract of such Swap Provider the right, to the extent so provided in the applicable Specified Swap Contract or any master agreement relating thereto, and after notice to the Agent, but without the approval or consent of the Agent or the other Banks, to (a) declare an event of default, termination event or other similar event thereunder and to create an Early Termination Date, and (b) to determine net termination amounts in accordance with the terms of such Specified Swap Contract and to set-off amounts between Specified Swap Contracts.

           8.5  Subordination of Swap Obligations.

                8.5.1 Each Swap Provider agrees that (a) any and all present and future obligations or liabilities of the Company to a Swap Provider under any Specified Swap Contract, whether fixed or contingent, matured or unmatured, or liquidated or unliquidated, including any net termination amounts payable to the Swap Provider under any such Specified Swap Contract (collectively, the "Specified Swap Obligations"), shall be at all times junior and subordinate to the Obligations, including any claim for interest or expenses accruing after the commencement of an Insolvency Proceeding by or against the Company, and (b) all of the Specified Swap Obligations owing from the Company to each Swap Provider shall have the same priority, and each Swap Provider shall share equally and ratably (based on the relative amounts of the Specified Swap Obligations owing from the Company to each such Swap Provider) in any payment from the Company or in the proceeds of any Collateral after all of the Obligations have been paid or otherwise satisfied in full and the obligations of the Banks to make Loans hereunder have been terminated.

                8.5.2 Notwithstanding any contrary provision of any Specified Swap Contract, upon the occurrence of any event of default, a Termination Event or an Early Termination Date under a Specified Swap Contract, the Swap Provider shall have no right to exercise any of its rights or remedies against the Company under the Specified Swap Contract, and the Swap Provider's sole rights and remedies against the Company shall be limited to those of a "Bank" under the Loan Documents, until all of the Collateral has been exhausted. In particular, a Swap Provider shall have no right to commence or prosecute any action against the Company under the Specified Swap Contract, to realize upon any of the Collateral or to set off against any deposit account of the Company with the Swap Provider. Upon the occurrence and during the continuance of any Event of Default, any payment by the Company to a Swap Provider pursuant to a Specified Swap Contract, including any payment on any claim filed by such Swap Provider in any Insolvency Proceeding commenced by or against the Company, shall be considered to be a payment on account of the Obligations that is subject to the provisions of Section 2.12, until all of the Obligations have been paid or otherwise satisfied in full, and shall thereafter be considered to be a payment on account of all of the Specified Swap Obligations, and shall be shared by all of the Swap Providers pursuant to this Section 8.5 in the manner set forth in
  Section 2.12.  Each Swap Provider agrees that the provisions of this
  Section 8.5.2 relating to restrictions on the exercise of remedies shall not apply to BofA acting in its capacity as Agent for the Banks.

                8.5.3 Upon the occurrence of an Event of Default, including an Event of Default under Section 8.1(l), the proceeds of any Collateral shall first be applied to the Obligations, until all of the Obligations have been paid or otherwise satisfied in full, and then to the Specified Swap Obligations, until all of the Specified Swap Obligations have been paid or otherwise satisfied in full.

                8.5.4 Each Swap Provider agrees that its issuance of a Specified Swap Contract shall not alter any of its rights, duties or liabilities, or the rights, duties or liabilities of the Agent or any other Bank, under the Loan Documents, and each Swap Provider agrees that the Agent's or any Bank's exercise of any of its rights under the Loan Documents, with or without the consent of such Swap Provider, shall not alter, waive or otherwise prejudice the Agent's or any Bank's rights with respect to such Swap Provider under this
  Section 8.5.

           8.5.5 The provisions of this Section 8.5 shall survive the full repayment or satisfaction of the Obligations, and shall continue in force until all of the Specified Swap Obligations owing from the Company to each Swap Provider have been paid or otherwise satisfied in full.

      9.   The Agent.

           9.1 Appointment and Authorization of the Agent. Each Bank hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document, and to exercise such powers and perform such duties, as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto and as further provided in the Co-Lender Agreement described below.

           9.2 The Agent's Powers. Subject to the limitations set forth in the Loan Documents and Co-Lender Agreement, the Agent's powers include but are not limited to the power: (a) to administer, manage and service the Loans; (b) to enforce the Loan Documents; (c) to make all decisions under the Loan Documents in connection with the day-to-day administration of the Loans, any inspections required by the Loan Documents, and other routine administration and servicing matters; (d) to collect and receive from the Company or any third persons all payments of amounts due under the terms of the Loan Documents and to distribute the amounts thereof to the Banks; (e) to collect and distribute or disburse all other amounts due under the Loan Documents; (f) to grant or withhold consents, approvals or waivers, and make any other determinations in connection with the Loan Documents; and (g) to exercise all such powers as are incidental to any of the foregoing matters. The Agent shall furnish to the Banks copies of material documents, including confidential ones, received from the Company regarding the Loans, the Loan Documents and the transactions contemplated thereby. The Agent shall have no responsibility with respect to the authenticity, validity, accuracy or completeness of the information provided.

           9.3  Limitation on the Agent's Duties.   Notwithstanding
  any contrary provision of any Loan Document, the Agent shall not have any duties or responsibilities except those expressly set forth in the Loan Documents or the Co-Lender Agreement, nor shall the Agent have any fiduciary relationship with any Bank, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement, any other Loan Document or the Co-Lender Agreement against the Agent.

           9.4 Acknowledgment of Co-Lender Agreement. The Company acknowledges that the Banks have executed a Co-Lender Agreement to supplement the Loan Documents with respect to the relationship of the Banks and the Agent among themselves in connection with the Loans. The Co-Lender Agreement is not a Loan Document.

           9.5 Successor Agent. The Agent may, and at the request of the Majority Banks shall, resign as Agent upon thirty (30) days' notice to the Banks. If the Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks, a successor agent which would qualify as an Eligible Assignee. Upon its acceptance of the appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent, the term "Agent" shall mean such successor agent, and the retiring Agent's appointment, powers and duties as Agent shall terminate. After any retiring Agent's resignation hereunder as Agent, the provisions of this Agreement regarding payment of costs and expenses and indemnification of the Agent shall inure to its benefit as to any actions that such retiring Agent took or omitted to take while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective, and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent in the manner set forth above. Upon replacement of the Agent as provided in this Agreement, the former Agent shall promptly deliver to the new Agent an assignment of all beneficial interest in any Mortgage and any other Collateral Documents (if before acquisition of title to the Collateral encumbered thereby), or a quitclaim deed to and assignment of any such Property (if after acquisition of the Collateral encumbered thereby) and copies of any books, records and documents related to the Loans and the Collateral to which the Banks are entitled and which is then in the former Agent's possession.

      10.  Miscellaneous.

           10.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any of its Subsidiaries therefrom, shall be effective unless the same shall be in writing and signed by the Agent (at the written request of the Majority Banks or all of the Banks, as applicable), and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

           10.2  Notices.

                (a) All notices, requests and other communications provided for hereunder shall be in writing (including, unless the context expressly otherwise provides, facsimile transmission) and mailed (by certified mail, postage prepaid, return receipt requested), delivered or telecopied to the address or number specified for notices on the applicable signature page hereof, or to such other address as shall be designated by such party in a written notice to the other parties.

                (b) All such notices and communications shall, when transmitted by overnight delivery or telecopied by facsimile, be effective when delivered for overnight delivery or transmitted by telecopier, respectively, or if delivered, upon delivery, except that notices pursuant to Article 2 shall not be effective until actually received by the Agent. All notices and communications telecopied by facsimile will also be mailed by ordinary first class mail, postage prepaid. All such notices and communications delivered by mail shall be effective upon the earlier of
        (i) two (2) Business Days after deposit in the United States mail, or (ii) actual receipt, as evidenced by the return receipt.

                (c) The Company acknowledges and agrees that any agreement of the Agent at Article 2 herein to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Company. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice, and the Agent and the Banks shall not have any liability to the Company or any other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent or the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent or the Banks of a confirmation which is at variance with the terms understood by the Agent or the Banks to be contained in the telephonic or facsimile notice.

           10.3 No Waiver; Cumulative Remedies. No failure on the part of the Agent or any Bank in exercising, and no delay in its exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

           10.4 Costs and Expenses. The Company shall, whether or not the transactions contemplated hereby shall be consummated:

                (a) pay or reimburse the Agent within fifteen (15) Business Days after demand (subject to subsections 4.1.11 and 4.2.2) for all costs and expenses incurred by them in connection with the development, preparation, delivery, administration (other than normal overhead costs of administering the Loans) and execution of, and any amendment, supplement, waiver or modification to, this Agreement, any other Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including Attorney Costs incurred by BofA (including in its capacity as the Agent) with respect thereto;

                (b) pay or reimburse the Agent within fifteen (15) Business Days after demand (subject to subsections 4.1.11 and 4.2.2) for all costs and expenses incurred in connection with the enforcement, attempted enforcement or preservation of any rights or remedies (including in connection with any workout or restructuring regarding the Loans) under this Agreement, any other Loan Document, and any such other documents, including Attorney Costs incurred by the Agent; and

                (c) pay or reimburse BofA (including in its capacity as the Agent) within thirty (30) days after demand (subject to subsections 4.1.11 and 4.2.2) for all appraisal (including the allocated cost of internal appraisal services), audit, environmental inspection and review (including the allocated cost of such internal services), search and filing costs, fees and expenses incurred or sustained by BofA (including in its capacity as the Agent) in connection with the matters referred to under paragraphs (a) and (b) of this Section.

           10.5 Indemnity. Whether or not the transactions contemplated hereby shall be consummated, the Company shall pay, indemnify, and hold the Agent-Related Persons, and each Bank and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses or disbursements (including Attorney Costs) of any kind or nature whatsoever which may be incurred by or asserted against any such Indemnified Person arising out of relating to the execution, delivery, enforcement, performance or administration of this Agreement or any other Loan Documents, or the transactions contemplated hereby and thereby, and with respect to any investigation, litigation or proceeding related to this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities arising solely from the negligence or willful misconduct of such Indemnified Person. The obligations in this Section 10.5 shall survive payment or satisfaction of all other Obligations. At the election of any Indemnified Person, the Company shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person's sole discretion, at the sole cost and expense of the Company. All amounts owing under this Section 10.5 shall be paid within thirty (30) days after demand.

           10.6 Marshaling; Payments Set Aside. Neither the Agent not the Banks shall be under any obligation to marshal any assets in favor of the Company or any other Person, including any Swap Provider, or against or in payment of any or all of the Obligations. To the extent that the Company makes a payment or payments to the Agent or the Banks, or the Agent or the Banks enforce their Liens, and such payment or payments or the proceeds of such enforcement or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party in connection with any Insolvency Proceeding, or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement had not occurred.

           10.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.

           10.8  Assignments, Participations, Confidentiality.

                10.8.1 Assignments. Each Bank may at any time assign and delegate to one or more Eligible Assignees (each, an "Assignee") with the written consent of the Company, which consent shall not be unreasonably withheld (provided that no written consent of the Company shall be required (a) after the occurrence and during the continuance of an Event of Default or (b) in connection with any assignment and delegation to an Affiliate of such Bank), all of the Loans, the Commitment and the other rights and obligations of such Bank hereunder and under the other Loan Documents; provided, however, that any Bank other than BofA that is or becomes a party to this Agreement from time to time shall at all times retain an interest in the Loans, the Commitment and the other rights and obligations of a Bank hereunder in an aggregate principal amount of not less than Ten Million Dollars ($10,000,000.00), and BofA shall at all times retain an interest in the Loans, the Commitment and the other rights and obligations of a Bank hereunder in an aggregate principal amount of not less than Fifty-One Million Dollars ($51,000,000.00); provided further, however, that any assignment of a Bank s interest in the Loans, the Commitment and the other rights and obligations of such Bank hereunder and under the other Loan Documents shall be in the minimum amount of Ten Million Dollars ($10,000,000.00) and multiples of One Million Dollars ($1,000,000.00) in excess thereof; and provided further, however, that the Company may continue to deal solely and directly with the assignor Bank in connection with the interest so assigned to an Assignee until
  (i) written notice of such assignment, substantially in the form of
  Schedule 1 to the attached Exhibit H, shall have been given to the Company and the Agent by such Bank and the Assignee, (ii) such Bank and its Assignee shall have delivered to the Agent and the Company an Assignment and Assumption Agreement substantially in the form of the attached Exhibit H ("Assignment and Assumption Agreement") (together with any Note(s) subject to such assignment), and (iii) the Assignee shall have paid to the Agent a processing fee in the amount of $2,500. In the event that the Company elects to permanently reduce the Maximum Commitment Amount pursuant to Section 2.5, the minimum required hold amounts and the minimum amount of any assignment of a Bank s interest in the Loans, the Commitment and the other rights and obligations of such Bank hereunder and under the other Loan Documents shall be reduce pro rata.

                10.8.2 From and after the date on which the Agent notifies the assigning Bank that all conditions and requirements of the assignment have been met, then to the extent that rights and obligations hereunder have been assigned (a) the Assignee thereunder shall be a party hereto and shall have the rights and obligations of a Bank under the Loan Documents and the Co-Lender Agreement, (b) the assigning Bank shall relinquish such assigned rights and be released from such assigned obligations under the Loan Documents, (c) this Agreement shall be deemed to be amended to the extent necessary to reflect the addition of the Assignee and the resulting adjustment of the Pro Rata Shares of the Loans arising therefrom, and (d) the Pro Rata Share allocated to an Assignee shall reduce the Pro Rata Share of the assigning Bank.

                10.8.3 Participations. Subject to the limitations set forth in Section 10.8.1, which apply equally to participations and assignments, any Bank (the originating Bank ) may at any time sell to one or more Persons that are not Affiliates of the Company (each, a "Participant") participating interests in any Loans, the Commitment and the other interests of such originating Bank hereunder and under the other Loan Documents; provided, however, that (a) the originating Bank's obligations under this Agreement shall remain unchanged,
  (b) the originating Bank shall remain solely responsible for the performance of such obligations, (c) the Company and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, (d) the Participant shall, together with the originating Bank, be entitled to the non-exclusive protections of Sections 3.1 and 3.3 as though it were also the originating Bank hereunder, and (e) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment, consent or waiver with respect to any Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks. A Participant shall not have any rights under the Loan Documents or the Co-Lender Agreement, and all amounts payable by the Company hereunder shall be determined as if the originating Bank had not sold such participation.

                10.8.4 Notwithstanding any other provision, a Bank may pledge its interest in the Commitment, in the Loans and under the Loan Documents in favor of any Federal Reserve Bank in accordance with Federal law.

                10.8.5 Confidentiality. Each Bank agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to it by the Company or any Subsidiary of the Company in connection with this Agreement or any other Loan Document, and the Banks and any of its Affiliates shall not use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by such Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Company (provided that such source is not bound by a confidentiality agreement with the Company known to such Bank); provided, however, that such Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which such Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; and (D) to such Bank's independent auditors and other professional advisors. Notwithstanding the foregoing, the Company authorizes each Bank to disclose to any Participant or Assignee (each, a "Transferee"), and to any prospective Transferee, such financial and other information in such Bank's possession concerning the Company or its Subsidiaries which has been delivered to such Bank pursuant to this Agreement or which has been delivered to such Bank by the Company in connection with the Bank's credit evaluation of the Company prior to entering into this Agreement; provided that, unless otherwise agreed by the Company, such Transferee agrees in writing with such Bank to keep such information confidential to the same extent required of such Bank hereunder.

           10.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

           10.10 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

           10.11 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person (other than an Indemnified Person under Section 10.5) shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Agent shall have no obligation to any Person not a party to this Agreement or other Loan Documents.

           10.12 Time. Time is of the essence as to each term or provision of this Agreement and each of the other Loan Documents.

           10.13  Arbitration; Reference.

                (a) Mandatory Arbitration. Any controversy or claim between or among the parties, including but not limited to those arising out of or relating to this Agreement or any agreements or instruments relating hereto or delivered in connection herewith and any claim based on or arising from an alleged tort, shall at the request of any party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, U.S. Code), notwithstanding any choice of law provision in this Agreement, and under the Commercial Rules of the American Arbitration Association ("AAA"). The arbitrator(s) shall give effect to statutes of limitation in determining any claim. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

                (b) Real Property Collateral. Notwithstanding the provisions of subparagraph 10.13(a), no controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim arises from or relates to an obligation to the Banks which is secured by real property collateral. If all parties do not consent to submission of such a controversy or claim to arbitration, the controversy or claim shall be determined as provided in subparagraph 10.13(c).

                (c) Judicial Reference. At the request of any party, a controversy or claim which is not submitted to arbitration as provided and limited in subparagraphs 10.13(a) and 10.13(b) shall be determined by a reference in accordance with California Code of Civil Procedure Section 638 et seq. If such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA-sponsored proceedings. The presiding referee of the panel, or the referee if there is a single referee, shall be an active attorney or retired judge. Judgment upon the award rendered by such referee or referees shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

                (d)  Provisional Remedies, Self-Help and Foreclosure.
        No provision of this Section 10.13 shall limit the right of any party to this Agreement to exercise self-help remedies such as set-off, foreclosure against or sale of any real or personal property collateral or security, or obtaining provisional or ancillary remedies from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of a remedy does not waive the right of either party to resort to arbitration or reference. At Bank's option, foreclosure under a deed of trust or mortgage may be accomplished either by exercise of a power of sale under the deed of trust or mortgage or by judicial foreclosure.

           10.14 Notice of Claims; Claims Bar. THE COMPANY HEREBY AGREES THAT IT SHALL GIVE PROMPT WRITTEN NOTICE OF ANY CLAIM OR CAUSE OF ACTION IT BELIEVES IT HAS, OR MAY SEEK TO ASSERT OR ALLEGE, AGAINST THE BANK, WHETHER SUCH CLAIM IS BASED IN LAW OR EQUITY, ARISING UNDER OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR TO THE LOANS (OR THE COLLATERAL THEREFOR), OR ANY ACT OR OMISSION TO ACT BY THE AGENT OR ANY BANK WITH RESPECT HERETO OR THERETO, AND THAT IF IT SHALL FAIL TO GIVE SUCH PROMPT NOTICE TO THE AGENT OR SUCH BANK WITH REGARD TO ANY SUCH CLAIM OR CAUSE OF ACTION, IT SHALL BE DEEMED TO HAVE WAIVED, AND SHALL BE FOREVER BARRED FROM BRINGING OR ASSERTING, SUCH CLAIM OR CAUSE OF ACTION IN ANY SUIT, ACTION OR PROCEEDING IN ANY COURT OR BEFORE ANY GOVERNMENTAL AGENCY.

           10.15 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire Agreement and understanding among the Company, on the one hand, and the Agent and the Banks, on the other, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof, except for any prior arrangements made with respect to the payment by the Company of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of the Agent or any of the Banks. This Agreement amends, restates and supersedes in its entirety the Existing Credit Agreement.

           10.16 Interpretation. This Agreement is the result of negotiations between, and has been reviewed by counsel to, the Company and the Agent, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Agent or the Banks merely because of their involvement in the preparation of such documents and agreements.

           10.17 Existing Approved Parcels. The Agent acknowledges that, as of the date of this Agreement, each of the Parcels identified on Exhibit F is an Approved Parcel having the Appraised Value set forth therein.

           10.18 Amendment and Restatement. This Agreement supersedes, amends and restates in full the Existing Credit Agreement, provided, however, that any Offshore Rate Loan (as defined in the Existing Credit Agreement) which remains outstanding on and after the Closing Date shall continue to be a valid Offshore Rate Loan governed by the terms of the Existing Credit Agreement.

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

  "Company"

  BEDFORD PROPERTY INVESTORS, INC.,
  a Maryland corporation


  By /s/DONALD A. LORENZ
      Donald A. Lorenz
      Executive Vice President

  Notice Address:

  270 Lafayette Circle
  Lafayette, California 94549
  Attention:  Don Lorenz
  Telephone No.:  (510) 283-8910
  Telecopier No.:  (510) 283-5697


  "Bank"

  BANK OF AMERICA NATIONAL TRUST
  AND SAVINGS ASSOCIATION


  By /s/RUSS RUHNKE
      Russ Ruhnke
      Vice President

  Notice Address:

  50 California Street, 11th Floor
  San Francisco, California 94111
  Attention:  Russ Ruhnke
  Telephone No.:  (415) 445-4143
  Telecopier No.:  (415) 445-4096


  "Agent"

  BANK OF AMERICA NATIONAL TRUST
  AND SAVINGS ASSOCIATION, as Agent


  By /s/RUSS RUHNKE
      Russ Ruhnke
      Vice President

  Lending Office/Notice Address:

  50 California Street, 11th Floor
  San Francisco, California 94111
  Attention:  Russ Ruhnke
  Telephone No.:  (415) 445-4143
  Telecopier No.:  (415) 445-4096